Exhibit 10.4

FORM OF AGREEMENT AND PLAN OF MERGER

by and among

Ernest Health Holdings, LLC,

Ernest Health Acquisition Sub, Inc.,

Ernest Health, Inc.,

MPT Aztec Opco, LLC

(for the limited purposes described herein)

and

FFC Partners II, L.P., FFC Executive Partners II, L.P.,

FFC Partners III, L.P., and FFC Executive Partners III, L.P.,

(for the limited purposes described herein)

Dated January 31, 2012

i

4.9	Taxes	20
4.10	Employee Benefit Plans	22
4.11	Labor and Employment Matters	22
4.12	Contracts and Commitments; Enforceability	23
4.13	Intellectual Property	25
4.14	Insurance	26
4.15	Permits; Compliance with Laws; Reimbursement; Accreditation	26
4.16	Healthcare Compliance	27
4.17	Transactions with Affiliates	29
4.18	No Brokers	29
4.19	Patriot Act Compliance.	29
4.20	Ability to Grant Security Interest	30
4.21	Disclaimer of Other Representations and Warranties	30

ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO	30
5.1	Organization	31
5.2	Authority	31
5.3	No Conflict	31
5.4	Required Financing	32
5.5	Litigation	32
5.6	Brokers	32
5.7	Absence of Conduct; Undisclosed Liabilities.	32
5.8	Inspection; No Other Representations	33

ARTICLE VI

	CONDUCT OF BUSINESS PENDING THE MERGER	33
6.1	Conduct of Business Prior to Closing	33

ARTICLE VII

ADDITIONAL AGREEMENTS		35
7.1	Stockholders’ and Subsidiaries’ Consents	35
7.2	Access to Information	36
7.3	Confidentiality Agreement	36
7.4	Third Party Consents and Regulatory Approvals	36
7.5	Confidentiality; Press Releases	37
7.6	No Solicitations	37
7.7	Officers’ and Directors’ Indemnification	38
7.8	Intentionally Omitted	40
7.9	Books and Records	40
7.10	Further Action	41
7.11	Acquisition Promissory Note; Contribution Agreement.	41
7.12	Other Actions by Parties	41
7.13	HSR Act Filings.	41

ARTICLE VIII

	CONDITIONS TO THE MERGER AND DELIVERABLES	42
8.1	Conditions to the Obligations of Each Party to Effect the Merger	42
8.2	Additional Conditions to Obligations of Buyer and MergerCo	43
8.3	Additional Conditions to Obligations of the Company	45
8.4	Frustration of Closing Conditions	46

ARTICLE IX

	TERMINATION	46
9.1	Termination	46
9.2	Effect of Termination	47

ARTICLE X

	STOCKHOLDERS’ REPRESENTATIVE	48
10.1	Appointment	48
10.2	Authorization	48
10.3	Agency	49
10.4	Indemnification of Stockholders’ Representative	49
10.5	Reasonable Reliance	49
10.6	Orders	49
10.7	Removal of Stockholders’ Representative; Authority of Stockholders’ Representative	50
10.8	Expenses of the Stockholders’ Representative	50

ARTICLE XI

	GENERAL PROVISIONS	50
11.1	Notices	50
11.2	Disclosure Schedules	52
11.3	Assignment	53
11.4	Severability	53
11.5	Interpretation	53
11.6	Fees and Expenses	54
11.7	Choice of Law	54
11.8	Service of Process; Venue	54
11.9	Specific Performance and Remedies	54
11.10	Amendment	55
11.11	Extension; Waiver	55
11.12	WAIVER OF JURY TRIAL	55
11.13	No Survival	55
11.14	Mutual Drafting	56
11.15	Waiver of Conflicts	56
11.16	Exhibits Within Exhibits	57
11.17	Miscellaneous	57

ANNEXES

Annex A	Defined Terms

Annex B	Merger Payment Allocation Schedule

EXHIBITS

Exhibit A	Real Property Asset Purchase Agreement
Exhibit B	Contribution Agreement
Exhibit C	Form of Buyer Operating Agreement
Exhibit D	Form of Acquisition Promissory Note
Exhibit E	Form of Management Agreement
Exhibit F	Form of Master Real Property Lease Agreement
Exhibit G	Form of Master Real Property Sublease Agreement
Exhibit H	Form of Real Estate Loan Agreement
Exhibit I	Form of Mutual Release

SCHEDULES

Company Schedules

Schedule 2.2	Rollover Holders
Schedule 4.1(a)	Good Standing and Foreign Qualification
Schedule 4.1(b)	Financing Documents Not Warranted or Represented to be Enforceable
Schedule 4.2	Capitalization
Schedule 4.3(a)	Identity and Ownership of Subsidiaries
Schedule 4.3(b)	States of Organization and Qualification of Subsidiaries
Schedule 4.3(c)(i)	Limitations on Company’s Authority over Subsidiaries
Schedule 4.3(c)(ii)	Subsidiaries’ Members, Managers, Directors, etc.
Schedule 4.3(d)	Encumbrances, etc. on Capitalization of Subsidiaries
Schedule 4.4(a)	Conflicts with Transaction
Schedule 4.4(b)	Consents Required for Transaction
Schedule 4.5(a)	Financial Statements
Schedule 4.5(c)	Material Liabilities or Obligations
Schedule 4.5(d)	Encumbrances on Receivables
Schedule 4.6	Exceptions to Operating in the Ordinary Course of Business
Schedule 4.7(a)	List of Personal Property
Schedule 4.7(b)(i)	Certain Limitations on Title to Personal Property
Schedule 4.7(b)(ii)	Certain Locations of Personal Property
Schedule 4.7(c)	Personal Property Leases
Schedule 4.7(d)	Out-of-the-Ordinary Dispositions of Personal Property

Schedule 4.8	Litigation
Schedule 4.9(a)	Untimely or Deficient Tax Returns
Schedule 4.9(b)	Unpaid Taxes
Schedule 4.9(c)	Pending Tax Audits
Schedule 4.9(d)	Pending Tax Claims
Schedule 4.9(e)	Tax Proceedings
Schedule 4.9(f)	Employment Taxes Compliance
Schedule 4.9(g)	Inclusion or Exclusion of Taxable Income
Schedule 4.10(a)	Employee Benefit Plans
Schedule 4.10(d)	Payments to Employees Triggered by Transaction
Schedule 4.11(a)	Business Employees
Schedule 4.11(b)	Employment Law Compliance
Schedule 4.11(f)	Notices of Employee Departures
Schedule 4.12(a)	Material Contracts
Schedule 4.12(b)	Enforceability of Material Contracts
Schedule 4.13(a)	Intellectual Property
Schedule 4.13(b)	Adequacy of Intellectual Property
Schedule 4.13(c)	Intellectual Property Encumbrances
Schedule 4.13(e)	Intellectual Property Agreements
Schedule 4.14	Insurance
Schedule 4.15(a)	Company Permits
Schedule 4.15(b)	Company Permits Limitations
Schedule 4.15(c)	Company Permits Compliance
Schedule 4.16(f)	Stark Law Compliance of Physician Contracts
Schedule 4.16(g)	Facilities Licenses
Schedule 4.16(h)	Government Program Compliance
Schedule 4.16(i)	Cost Reports Compliance
Schedule 4.16(j)	LTCH Compliance
Schedule 4.16(k)	IRF Compliance
Schedule 4.16(l)	Co-Located Hospitals Compliance
Schedule 4.16(m)	Uncorrected Accreditation Deficiencies
Schedule 4.17	Contracts between Affiliates
Schedule 4.18	Broker Agreements
Schedule 4.20	Limitations on Grants of Security Interests
Schedule 6.1	Conduct Pending Merger
Schedule 7.1(b)	Amendments to Subsidiaries’ Organizational Documents
Schedule 8.2(f)	Third-Party Consents
Schedule 8.2(h)(v)	Contracts to be Terminated or Revised at or Prior to Closing
Schedule 8.2(h)(viii)	Employment Terminations of Employees Moving to the Management Company

Buyer Schedules

Schedule 5.6	Broker Agreements
Schedule 7.1(b)	Proposed Closing Amendments to Subsidiaries’ Organizational Documents

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 31, 2012, is by and among ERNEST HEALTH HOLDINGS, LLC a Delaware limited liability company (“Buyer”), ERNEST HEALTH ACQUISITION SUB, Inc., a Delaware corporation (“MergerCo”), ERNEST HEALTH, INC., a Delaware corporation (the “Company”), MPT AZTEC OPCO, LLC, a Delaware limited liability company and solely for each covenant or agreement in Sections 7.4, 7.5, 7.10, 7.11, 7.12 and 7.13 hereof and for no other purpose (“MPT TRS Entity”), and FFC PARTNERS II, L.P., FFC EXECUTIVE PARTNERS II, L.P., FFC PARTNERS III, L.P., and FFC EXECUTIVE PARTNERS III, L.P., each a Delaware limited partnership, and solely for each covenant or agreement in Sections 7.4, 7.5, 7.7(d), 7.10, 7.11, 7.12, 7.13, and 11.13(b) hereof and for no other purpose (the “FFC Funds”). An index of defined terms used in this Agreement is attached as Annex A hereto.

RECITALS

WHEREAS, Buyer, MergerCo and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, has determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders, and has recommended that this Agreement, the Merger and the other transactions contemplated by this Agreement be submitted to the stockholders of the Company for their adoption and approval;

WHEREAS, the Boards of Directors or other governing bodies of Buyer and MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and have declared this Agreement, the Merger and the other transactions contemplated by this Agreement to be advisable and in the best interest of their respective stockholders or other owners;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Affiliated MPT Property Companies, the Affiliated MPT Lender Companies, the Company, the Affiliated Ernest Health Lessees and the Affiliated Ernest Health Borrowers, have entered into the Real Property Asset Purchase Agreement attached hereto as Exhibit A (as the same may be amended, modified or restated, the “Real Property Asset Purchase Agreement”) pursuant to which (i) the Affiliated Ernest Health Lessees have agreed to sell to the Affiliated MPT Property Companies, and the Affiliated MPT Property Companies have agreed to purchase from the Affiliated Ernest Health Lessees, the real estate assets identified in the Real Property Asset Purchase Agreement, all on the terms and conditions set forth therein, and (ii) the Affiliated MPT Lender Companies have agreed to provide the Affiliated Ernest Health Borrowers with financing secured by, among other things, a mortgage on those certain real estate assets identified in the Real Property Asset Purchase Agreement;

WHEREAS, Buyer, MPT TRS Entity, the Rollover Holders and Management Company have entered into a Contribution Agreement, dated as of the date hereof and attached hereto as Exhibit B (as the same may be amended, modified or restated, the “Contribution Agreement”), pursuant to which, immediately following the closing of the transactions contemplated by the Real Property Asset Purchase Agreement but prior to the Effective Time on the Closing Date, (i) the Rollover Holders shall contribute the Rollover Shares to Management Company in exchange for membership interests in Management Company and cash, (ii) Management Company shall immediately thereafter (but prior to the Effective Time on the Closing Date) contribute all of the Rollover Shares to Buyer in exchange for 51% of the membership interests of Buyer and cash, (iii) MPT TRS Entity shall contribute cash to Buyer in exchange for 49% of the membership interests of Buyer, and (iv) Buyer shall contribute all cash then held thereby, after giving effect to the foregoing steps, to MergerCo;

WHEREAS, simultaneously with the aforementioned contribution of Rollover Shares and cash into Buyer, Management Company and MPT TRS Entity shall enter into the Amended and Restated Limited Liability Company Operating Agreement of Buyer, in substantially the form attached hereto as Exhibit C (as the same may be amended, modified or restated, the “Buyer Operating Agreement”);

WHEREAS, immediately prior to the Effective Time, MergerCo shall enter into that certain Promissory Note in favor of the MPT TRS Entity, a copy of which is attached hereto as Exhibit D (as the same may be amended, modified or restated, the “Acquisition Promissory Note”), which shall evidence a loan by the MPT TRS Entity to MergerCo in the principal amount of Ninety-Three Million Two Hundred Thousand and 00/100 Dollars ($93,200,000.00), the proceeds of which shall be used to satisfy in part the obligations of Buyer and MergerCo set forth in this Agreement;

WHEREAS, concurrently with the Effective Time, the Surviving Corporation, the Affiliated Ernest Health Lessees and Affiliated Ernest Health Borrowers, on the one hand, and Management Company and, if applicable, certain Subsidiaries of Management Company, on the other hand, shall enter into a management agreement with Management Company in substantially the form attached hereto as Exhibit E (as the same may be amended, modified or restated, the “Management Agreement”);

WHEREAS, concurrently with the Effective Time, (i) the Affiliated MPT Property Companies, as landlords, and the MPT TRS Subsidiaries, as tenants, shall enter into a real property Lease Agreement in substantially the form attached hereto as Exhibit F (the “Real Property Master Lease Agreement”), and immediately thereafter (ii) the MPT TRS Subsidiaries, as sublandords, and the Affiliated Ernest Health Lessees, as subtenants, shall enter into a real property Sublease Agreement in substantially the form attached hereto as Exhibit G (the “Real Property Master Sublease Agreement”); and

WHEREAS, concurrently with the Effective Time, the Affiliated MPT TRS Lender Companies shall borrow One Hundred Million and No/100 ($100,000,000.00) from the Affiliated MPT Primary Lender Companies, and the Affiliated MPT TRS Lender Companies and the Affiliated Ernest Health Borrowers shall then enter into that certain Real Estate Loan Agreement in substantially the form attached hereto as Exhibit H (as the same may be amended, modified or restated, the “Real Estate Loan Agreement”), together with the mortgages and/or deeds or trust, the promissory note, and the other documents and instruments contemplated therein (collectively, with the Real Estate Loan Agreement, the “Real Estate Loan Documents”).

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

1.2 Effective Time. On the Closing Date, immediately following the Closing, the Surviving Corporation shall duly execute a certificate of merger (the “Certificate of Merger”) in the form mutually agreed to by the parties not less than two (2) Business Days prior to the Closing Date, and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Buyer and Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.3 Certificate of Incorporation and By-Laws. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in a form mutually acceptable to the MPT TRS Entity and Buyer (provided, that as so amended, such certificate of incorporation shall contain such provisions as are necessary to give full effect to the exculpation and indemnification provided for in Section 7.7 hereof), except that the name of the Company as the Surviving Corporation shall continue to be Ernest Health, Inc. and the provisions of the certificate of incorporation of MergerCo relating to the incorporator of MergerCo shall be omitted, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law (the “Surviving Corporation Charter”). At the Effective Time, the bylaws of MergerCo shall be amended and restated in a form mutually acceptable to the MPT TRS Entity and Buyer (such amended and restated bylaws of MergerCo shall contain such provisions as are necessary to give full effect to the exculpation and indemnification obligations provided for in Section 7.7 hereof), and such amended and restated bylaws of MergerCo shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law (the “Surviving Corporation Bylaws”).

1.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII have been satisfied (other than conditions which by their terms are required to be satisfied at the Closing) or, if permissible, waived by the party entitled to the benefit of the same (the “Closing Date”); provided, that, unless the Company and Buyer shall otherwise agree in writing, in no case shall the Closing occur prior to March 1, 2012. The Closing shall be handled through deliveries into escrow with the Escrow Agent or in such other manner and at such other place as agreed to by the parties hereto.

1.5 Directors and Officers of the Surviving Corporation.

(a) From and after the Effective Time, the directors of MergerCo immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

(b) From and after the Effective Time, the officers of MergerCo immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) MergerCo Capital Stock. Each share of capital stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Company Treasury Stock; Company Shares Owned by Buyer or MergerCo. Each Company Share held in the Company’s treasury or held by Buyer or MergerCo (including the Rollover Shares acquired by Buyer pursuant to the Contribution Agreement), in each case, immediately prior to the Effective Time, shall be cancelled and retired without payment of any consideration therefor.

(c) Company Shares.

(i) Common Stock. Subject to the provisions of Section 2.2 and Section 3.1(a), and except as provided in Section 2.1(b) and Section 2.4, each Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive: (i) the Per Common Share Closing Date Merger Consideration; plus (ii) the Per Common Share Final Closing Adjustment Amount, if any; plus (iii) the Per Common Share Escrow Consideration, if any; plus (iv) the Per Common Share Stockholders’ Representative Expense Amount, if any.

(ii) Preferred Stock.

a. Series A Preferred Stock. Subject to the provisions of Section 3.1(a), and except as provided in Section 2.1(b) and Section 2.4, each Series A Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Per Share Series A Preferred Merger Consideration.

b. Series B Preferred Stock. Subject to the provisions of Section 3.1(a), and except as provided in Section 2.1(b) and Section 2.4, each Series B Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Per Share Series B Preferred Merger Consideration.

c. Series C Preferred Stock. Subject to the provisions of Section 3.1(a), and except as provided in Section 2.1(b) and Section 2.4, each Series C Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive the Per Share Series C Preferred Merger Consideration.

(iii) Restricted Stock. At the Effective Time, any right of repurchase, risk of forfeiture or other restriction under any restricted stock or similar agreement with the Company with respect to shares of the Company’s Common Stock outstanding immediately prior to the Effective Time shall lapse and any vesting thereon shall fully accelerate, in each case, as of immediately prior to the Effective Time.

(iv) Cancellation. As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all Company Shares converted into the right to receive merger consideration pursuant to this Section 2.1(c) shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the applicable amounts payable with respect thereto in accordance with the terms of this Agreement.

2.2 Rollover Investment. Subject to the terms and conditions of the Contribution Agreement, immediately prior to (but subject to the consummation of) the Merger, (a) each of the Common Stockholders party to the Contribution Agreement as of the date hereof (each, a “Rollover Holder”), shall contribute to Management Company 100% of the Common Shares held thereby as of immediately prior to the Closing (the “Rollover Shares”) and (b) any other Equity Holder that becomes a member of the Management Company after the date hereof and before the Closing (each, an “Other Participating Manager”), will (unless otherwise agreed among the Rollover Holders and such Other Participating Member) contribute to Management Company cash, in each case, for the consideration specified in the Contribution Agreement or as otherwise agreed between the Rollover Holders and such Other Participating Manager, as applicable. The Rollover Holders (but no Other Participating Managers) shall also be entitled to receive in cash, when and to the extent payable, (i) the Per Common Share Final Closing Adjustment Amount, if any, multiplied by the number of Rollover Shares contributed by such Rollover Holder; plus (ii) the Per Common Share Escrow Consideration, if any, multiplied by the number of Rollover Shares contributed by such Rollover Holder; plus (iii) the Per Common Share Stockholders’ Representative Expense Amount, if any, multiplied by the number of Rollover Shares contributed by such Rollover Holder.

2.3 Company Options.

(a) At the Effective Time, each option to acquire Common Shares (each an “Option,” and collectively the “Options”) outstanding immediately prior to the Effective Time under the Company’s 2004 Stock Option Plan, as amended to date (the “Option Plan”) shall automatically be cancelled and extinguished, and each holder of an outstanding Option (each an “Optionholder,” and collectively the “Optionholders”) shall have the right to receive in respect of such holder’s Options, the following payments in cash (the “Option Consideration”): (i) a payment in an amount equal to the total number of Common Shares issuable upon the exercise of such Optionholder’s Options (the “Option Shares”), multiplied by the positive difference between (A) the Per Common Share Closing Date Merger Consideration and (B) the applicable exercise price per share for such Option Shares (such amount, the “Closing Date Option Consideration”); plus (ii) a payment in an amount equal to the total Option Shares multiplied by the Per Common Share Final Closing Adjustment Amount, if any; plus (iii) a payment in an amount equal to the total Option Shares multiplied by the Per Common Share Escrow Consideration, if any; plus (iv) a payment in an amount equal to the total Option Shares multiplied by the Per Common Share Stockholders’ Representative Expense Amount, if any.

(b) Prior to the Closing, the Company shall have adopted such resolutions and taken or caused to be taken all such other actions as may be reasonably required to effectuate the provisions of this Section 2.3 and the termination of the Option Plan.

2.4 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, any Company Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the right to receive consideration in the Merger as set forth in Section 2.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all Company Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the consideration relating thereto, without interest, in the manner provided in Section 2.1.

(b) The Company shall give Buyer and MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to Company Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Effective Time, to consultation with the Company. The Company shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions).

2.5 Purchase Price Adjustments

(a) Pre-Closing Estimates. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Pre-Closing Statement”) setting forth its good faith estimate of (i) the Cash and Cash Equivalents of the Company and its Subsidiaries as of the close of business on the date preceding the Closing Date (the “Estimated Cash and Cash Equivalents”), (ii) the aggregate amount of the Company’s and its Subsidiaries’ Indebtedness as of immediately prior to the Effective Time (the “Estimated Closing Indebtedness”), (iii) the aggregate amount of Company Transaction Expenses as of immediately prior to the Effective Time (“Estimated Company Transaction Expenses”), and (iv) the Net Working Capital of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Estimated Net Working Capital”), in each case together with reasonable supporting documents to evidence the calculations of such amounts.

(b) Post-Closing Adjustments.

(i) Closing Statement. Within sixty (60) days following the Closing Date, the Buyer shall cause the Surviving Corporation to prepare and deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth Surviving Corporation’s calculation of (i) the Company’s and its Subsidiaries’ Net Working Capital as of the close of business on the date preceding the Closing Date (the “Closing Net Working Capital”), (ii) the Company’s and its Subsidiaries’ Cash and Cash Equivalents as of the close of business on the date preceding the Closing Date (“Closing Cash”), (iii) the Indebtedness of the Company and its Subsidiaries as of immediately prior to the Effective Time (“Closing Indebtedness”), and (iv) the Company Transaction Expenses as of immediately prior to the Effective Time (“Closing Company Transaction Expenses”), together with reasonable supporting documents to evidence the calculations of such amounts. The Closing Statement shall be prepared in accordance with the definitions of “Net Working Capital”, “Cash and Cash Equivalents”, “Indebtedness”, and “Company Transaction Expenses” as set forth in this Agreement and on a basis consistent with the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Company’s audited Financial Statements and without giving effect to any changes resulting from the consummation of the Merger on the Closing Date. The process described in this Section 2.5(b) is not intended to permit the introduction of different accounting methodologies, practices, estimation techniques, assumptions and principles to the preparation of the Closing Statement from those used in the Company’s audited Financial Statements, except as may be expressly provided for in the definitions set forth herein. The Stockholders’ Representative shall have thirty (30) days following its receipt of the Closing Statement and the supporting detail (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Stockholders’ Representative shall deliver to Buyer and Surviving Corporation a written statement accepting or objecting to the Closing Statement (the “Closing Statement Response Notice”). If the Stockholders’ Representative does not deliver a Closing Statement Response Notice to Buyer and Surviving Corporation within the Review Period, the Stockholders’ Representative shall be deemed to have accepted the Closing Statement in its entirety.

(ii) Disputes. In the event that the Stockholders’ Representative objects to all or any portion of the Closing Statement within the Review Period, Buyer and the Stockholders’ Representative shall promptly meet and in good faith attempt to resolve such objections. Any such objections that cannot be resolved between Buyer and the Stockholders’ Representative within thirty (30) days (or such longer period as Buyer and the Stockholders’ Representative shall mutually agree in writing) following Buyer’s receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 2.5(b). Should the Stockholders’ Representative and Buyer not be able to resolve such objections set forth in the Closing Statement Response Notice within the time period described above, either party may submit the matter to Deloitte & Touche LLP (the “Accounting Referee”) for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections consistent with the terms of this Agreement, including, without limitation, making the calculations in accordance with the definitions of “Cash and Cash Equivalents”, “Net Working Capital”, “Indebtedness”, and “Company Transaction Expenses” (as applicable) set forth in this Agreement. The Accounting Referee shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Closing Statement Response Notice, and all determinations shall be based solely on the presentations of Buyer and the Stockholders’ Representative and their respective Representatives, and not by independent review. In resolving any disputed item, the Accounting Referee: (A) shall be bound by the principles set forth in this Section 2.5(b), and (B) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Referee shall deliver a statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to such firm, which resolution, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee. The fees and costs of the Accounting Referee, if one is required, shall be payable by Surviving Corporation, on the one hand, and by the Stockholders’ Representative, on the other hand, on the basis, for each such party, of the percentage the portion of the contested amount not awarded to each party bears to the amount contested by such party, as determined by the Accounting Referee.

(iii) Determinations; Adjustments.

a. Net Working Capital Adjustment. If the Closing Net Working Capital as finally determined pursuant to this Section 2.5(b) is greater than the Estimated Net Working Capital, Buyer shall, or shall cause the Surviving Corporation to, pay to the Common Equity Holders and Rollover Holders such excess in accordance with Section 2.5(b)(iv). If the Closing Net Working Capital as finally determined pursuant to this Section 2.5(b) is less than the Estimated Net Working Capital, the Buyer shall be entitled to receive a payment, solely from the Escrow Fund, in the amount of such shortfall in accordance with Section 2.5(b)(iv).

b. Closing Cash Adjustment. If the Closing Cash as finally determined pursuant to this Section 2.5(b) is greater than the Estimated Cash and Cash Equivalents, Buyer shall, or shall cause the Surviving Corporation to, pay to the Common Equity Holders and Rollover Holders such excess in accordance with Section 2.5(b)(iv). If the Closing Cash as finally determined pursuant to this Section 2.5(b) is less than the Estimated Cash and Cash Equivalents, Buyer shall be entitled to receive a payment, solely from the Escrow Fund, in the amount such shortfall in accordance with Section 2.5(b)(iv).

c. Closing Indebtedness Adjustment. If the Closing Indebtedness as finally determined pursuant to this Section 2.5(b) is less than the Estimated Indebtedness, Buyer shall, or shall cause the Surviving Corporation to, pay such shortfall to the Common Equity Holders and Rollover Holders in accordance with Section 2.5(b)(iv). If the Closing Indebtedness as finally determined pursuant to this Section 2.5(b) is greater than the Estimated Indebtedness, Buyer shall be entitled to receive a payment, solely from the Escrow Fund, in the amount such excess in accordance with Section 2.5(b)(iv).

d. Closing Company Transaction Expenses Adjustment. If the Closing Company Transaction Expenses as finally determined pursuant to this Section 2.5(b) are less than the Estimated Company Transaction Expenses, Buyer shall, or shall cause the Surviving Corporation to, pay such shortfall to the Common Equity Holders and Rollover Holders in accordance with Section 2.5(b)(iv). If the Closing Company Transaction Expenses as finally determined pursuant to this Section 2.5(b) are greater than the Estimated Company Transaction Expenses, Buyer shall be entitled to receive a payment, solely from the Escrow Fund, in the amount such excess in accordance with Section 2.5(b)(iv).

(iv) Payments. The payments to be made to the parties pursuant to Section 2.5(b)(iii) shall be aggregated and offset, and the net amount (if any) owed by Buyer to the Common Equity Holders and Rollover Holders, on the one hand, or owed to Buyer, on the other hand, shall be referred to as the “Final Closing Adjustment Amount”. In the event that the Final Closing Adjustment Amount is owed to Buyer, an amount in cash equal to the Final Closing Adjustment Amount shall be paid from the Escrow Fund to Buyer in accordance with the Escrow Agreement. In the event the Final Closing Adjustment Amount is owed to the Common Equity Holders and Rollover Holders, the Stockholders’ Representative shall deliver to the Buyer a schedule that sets out each Person’s Pro Rata Portion of the Final Closing Adjustment Amount, and Buyer shall promptly thereafter cause the Surviving Corporation to pay (i) to each Optionholder through the Surviving Corporation’s payroll system, such Optionholder’s Pro Rata Portion of such amount, and (ii) to each Common Stockholder and Rollover Holder, such Person’s Pro Rata Portion of such amount in accordance with the payment instructions set forth in such Person’s Letter of Transmittal. Any payment required under this Section 2.5(b)(iv) to be made to Buyer or to the Common Equity Holders and Rollover Holders shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment Amount.

2.6 Escrow Fund.

(a) At the Closing, Buyer shall deposit the Escrow Amount with First American Title Insurance Company (the “Escrow Agent”), such deposit, together with all interest and dividends accrued thereon, if any, to constitute an escrow fund (the “Escrow Fund”). The Escrow Fund shall be governed by the terms of an escrow agreement among Buyer, the Stockholders’ Representative and the Escrow Agent, in the form mutually agreed to by the parties not less than two (2) Business Days prior to the Closing Date (as the same may be amended, modified or restated, the “Escrow Agreement”). The Escrow Fund shall be held in escrow and shall be available to pay any amounts payable to Buyer pursuant to Section 2.5(b)(iv) of this Agreement. If the Final Adjustment Amount is payable to the Common Equity Holders and Rollover Holders, the entire Escrow Fund shall be released to or as directed by the Stockholders’ Representative on behalf of the Common Equity Holders and Rollover Holders within two (2) Business Days of the determination of the Final Adjustment Amount. If the Final Adjustment Amount is payable to Buyer, that portion of the Escrow Fund equal to the Final Adjustment Amount shall be released to Buyer in accordance with Section 2.5(b)(iv) and the entire remaining amount of the Escrow Fund, if any, shall be released to or as directed by the Stockholders’ Representative on behalf of the Common Equity Holders and Rollover Holders substantially concurrently with the release of the Final Closing Adjustment Amount to Buyer.

(b) All parties hereto agree for all tax purposes: (i) any portion of the Escrow Fund paid to the Optionholders shall be treated as compensation paid by the Company to the Optionholders, (ii) the right of the holders of shares of Common Stock or Rollover Shares to receive any portion of the Escrow Fund shall be eligible to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (iii) Buyer shall be treated as the owner of the Escrow Amount solely for tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; (iv) if and to the extent any amount of Escrow Fund paid to the Common Stockholders’ or Rollover Holders is actually distributed thereto, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (v) in no event shall the total amount of the Escrow Amount and any interest and earnings earned thereon paid to the Common Equity Holders or Rollover Holders under this Agreement exceed an amount to be designated by the Stockholders’ Representative prior to the Closing. Clause (v) of the preceding sentence is intended to ensure that the right of the Common Stockholders or Rollover Holders to any portion of the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All parties hereto shall file all Tax Returns consistently with the foregoing.

2.7 Redemption for Tax Purposes. Amounts received by holders of Company Shares in connection with the Merger are intended to be treated as received in complete redemption of Company Shares under Section 302(b)(3) of the Code.

ARTICLE III

PAYMENTS TO EQUITYHOLDERS; OTHER CLOSING DATE PAYMENTS; POST-CLOSING PAYMENTS

3.1 Closing Date Payments to Holders of Company Shares and Options.

(a) Delivery of Letter of Transmittal. As soon as practicable after the date hereof, the Company shall deliver to each holder of Company Shares a letter of transmittal customary for transactions of this type in the form mutually agreed to by the parties (the “Letter of Transmittal”), and containing, among other terms, representations and warranties regarding due authority, enforceability, and title to the Company Shares transmitted thereby, to effect the exchange of such holder’s Company Shares for the applicable consideration set forth in Section 2.1. Each holder of a Common Stock Certificate, a Series A Preferred Stock Certificate, Series B Preferred Stock Certificate and/or Series C Preferred Stock Certificate (together, the “Certificates”) representing Company Shares shall deliver such Certificate, together with a duly completed Letter of Transmittal, to the Company; provided, however, that if any Certificate shall have been lost, stolen or destroyed, the affected Stockholder may deliver to the Company, in lieu of such lost, stolen or destroyed Certificate, a lost stock certificate affidavit containing a customary indemnity obligation, but no such Stockholder shall be required to deliver any bond or other security in connection with the delivery of such affidavit. Until so surrendered and exchanged, each outstanding Certificate shall be deemed to represent and evidence only the right to receive the applicable consideration relating thereto pursuant to Section 2.1, and until such surrender and exchange of the above described documents, no cash shall be paid to the holder of a Certificate in respect thereof.

(b) Payments to Holders of Company Shares. Subject to the terms of Section 3.1(d), the Surviving Corporation, in accordance with the delivery instructions set forth in the applicable Letter of Transmittal, shall pay (i) to each holder of Series A Preferred Stock, an amount equal to the Per Share Series A Preferred Merger Consideration multiplied by the number of Series A Shares held thereby, (ii) to each holder of Series B Preferred Stock, an amount equal to the Per Share Series B Preferred Merger Consideration multiplied by the number of Series B Shares held thereby, (iii) to each holder of Series C Preferred Stock, an amount equal to the Per Share Series C Preferred Merger Consideration multiplied by the number of Series C Shares held thereby, and (iv) to each holder of Common Stock, an amount equal to the Per Common Share Closing Date Merger Consideration multiplied by the number of shares of Common Stock held thereby, in the case of each such Equity Holder, as set forth on a payment schedule (the “Payment Schedule”) to be delivered by the Company to Buyer not less than two (2) Business Days prior to the Closing Date. Any such payment to a holder of Company Shares that is the obligor of a Stockholder Note shall automatically be reduced by the amount of principal and accrued interest then outstanding under such Stockholder Note, in each case, as shall be set forth on the Payment Schedule (and Buyer and Surviving Corporation acknowledge and agree that upon delivery to any such Stockholder of any payment so reduced in accordance with the foregoing, the applicable Stockholder Note obligation of such Stockholder shall be satisfied in full, and such Stockholder Note shall be cancelled).

(c) Timing of Payments to Holders of Company Shares. With respect to holders of Company Shares who have duly delivered to the Company the documents described in Section 3.1(a) at least two (2) Business Days prior to the Closing Date, the Surviving Corporation shall, immediately after the Effective Time on the Closing Date, pay to each such holder of Company Shares their applicable portion of the Closing Date Merger Consideration in accordance with Section 2.1 (as such amount may be adjusted in the event that such holder of Company Shares is an obligor of a Stockholder Note). With respect to any holder of Company Shares who duly delivers to the Company or the Surviving Corporation the documents described in Section 3.1(a) at any time following the date which is two (2) Business Days prior to the Closing Date, the Surviving Corporation shall, as promptly as practicable after the Effective Time, pay to each such holder of Company Shares their applicable portion of the Closing Date Merger Consideration in accordance with Section 2.1 (as such amount may be adjusted in the event that such holder of Company Shares is an obligor of a Stockholder Note).

(d) Payments to Optionholders. As soon as practicable following the Effective Time, but in any event within five (5) Business Days thereafter, the Surviving Corporation shall pay to each Optionholder an amount equal to the Closing Date Option Consideration multiplied by the number of Option Shares held by such Optionholder, in each case, as shall be set forth on the Payment Schedule.

3.2 Other Closing Date Payments.

(a) Escrow Amount. At the Effective Time, Buyer and MergerCo shall pay the Escrow Amount to the Escrow Agent in cash by wire transfer of immediately available funds to one or more accounts designated in writing by the Escrow Agent.

(b) Indebtedness. At the Effective Time, Buyer and MergerCo shall pay to the holders of Indebtedness identified in the Pre-Closing Statement funds sufficient to satisfy the Estimated Closing Indebtedness set forth therein, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by each such Person in a payoff letter delivered thereby to the Company not less than two (2) Business Days prior to the Closing.

(c) Company Transaction Expenses and Transaction Bonuses. At the Effective Time, Buyer and MergerCo shall pay (i) to those third-party Representatives of the Company identified in the Pre-Closing Statement, funds sufficient to satisfy that portion of the Estimated Company Transaction Expenses payable thereto as set forth in the Pre-Closing Statement, and (ii) to the Company, on behalf of the Persons entitled to receipt thereof, an amount equal to the aggregate amount of all Transaction Bonuses, in each case, that have not been paid on or prior to the Closing Date, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by each such Representative or the Company, as applicable.

(d) Stockholders’ Representative Expense Amount. At the Closing, Buyer and MergerCo shall deposit into an account designated by the Stockholders’ Representative an amount equal to $250,000 (the “Stockholders’ Representative Expense Amount”). The Stockholders’ Representative Expense Amount may be used at any time by the Stockholders’ Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, the Escrow Agreement or otherwise in connection with the transactions contemplated hereby or thereby. The Stockholders’ Representative Expense Amount will be held by the Stockholders’ Representative for so long as the Stockholders’ Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement, the Escrow Agreement or otherwise in connection with the transactions contemplated hereby or thereby.

3.3 Post-Closing Payments. (a) The Surviving Corporation, the Escrow Agent or the Stockholders’ Representative, as the case may be, shall pay or cause to be paid to each holder of Common Stock (including any Rollover Holder with respect to all Rollover Shares), in accordance with the payment instructions set forth in the applicable Letter of Transmittal, and (b) the Surviving Corporation shall pay or cause to be paid to each Optionholder, in the case of each of the foregoing clauses (a) and (b), as and to the extent such amounts, if any, become payable to such Persons, each such Person’s Pro Rata Portion of (i) the Final Closing Adjustment Amount, (ii) the Escrow Fund, and (iii) the Stockholders’ Representative Expense Amount.

3.4 Additional Provisions.

(a) If any payment is to be made pursuant to this Article III to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to the Company or the Surviving Corporation with all documents required to evidence and effect such transfer, and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Company or the Surviving Corporation that such tax has been paid or is not applicable. After the Effective Time, each Certificate (other than Certificates representing shares of Company Stock to be cancelled in accordance with Section 2.1(b)) shall represent solely the right to receive, upon surrender in accordance with Section 3.1, the applicable consideration allocable to the Company Shares represented by such Certificate, as contemplated by this Agreement.

(b) The Company, the Surviving Corporation, Buyer, and/or the Stockholders’ Representative, without duplication, shall be entitled to deduct and withhold from any amounts payable to a Common Equity Holder or Rollover Holder pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld, such withheld amounts shall be (i) remitted by the Stockholders’ Representative, the Company, the Surviving Corporation and/or Buyer, as the case may be, to the applicable governmental agency and (ii) treated for all purposes of this Agreement as having been paid to the holder of the Common Shares or Options in respect of which such deduction and withholding was made. All payments to Optionholders shall be treated as compensation when such consideration is actually paid, and each such payment shall be subject to and reduced by all applicable federal, state and local withholding Taxes.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to Buyer and MergerCo the representations and warranties contained in this Article IV.

4.1 Existence; Good Standing; Enforceability.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction listed on Schedule 4.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not result in a Company Material Adverse Effect. The copies of the Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “By-laws”), each as amended to date and provided by the Company to the Buyer, are complete and correct, and no amendments thereto are pending. The Company is in compliance with the Certificate of Incorporation and the Bylaws in all material respects.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and, subject to the receipt of the Stockholder Written Consent, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company Board and no further action, other than the delivery of the Stockholder Written Consent, on the part of the Company or its Stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Company is a party have been (or with respect to certain Transaction Documents to be executed at Closing, will be) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed at Closing, shall constitute) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Notwithstanding the foregoing, the Company makes no representations or warranties regarding the enforceability of any of the Contracts or other documents identified on Schedule 4.1(b) (collectively, the “Financing Documents”); provided, that, such Financing Documents shall include therein enforceability representations and warranties substantially similar to those provided herein.

4.2 Capitalization. The authorized capital stock of the Company consists of (i) 11,052,913 shares of preferred stock, par value $.01 per share, (A) 3,600,000 of which have been designated Series A Preferred Stock, of which 3,600,000 Series A Preferred Shares are issued and outstanding, (B) 5,952,913 of which have been designated Series B Preferred Stock, of which 5,772,913 Series B Preferred Shares are issued and outstanding and (C) 1,500,000 of which have been designated Series C Preferred Stock, of which 500,000 Series C Preferred Shares are issued and outstanding and (ii) 26,380,346 shares of Common Stock, of which 24,339,096 Common Shares are issued and outstanding, and as of the date hereof such shares of capital stock are held of record by the Persons and in the amounts listed on Schedule 4.2. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as set forth on Schedule 4.2, there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company.

4.3 Subsidiaries.

(a) All of the Company’s Subsidiaries are listed on Schedule 4.3(a). Except as set forth in Schedule 4.3(a), the Company owns, directly or indirectly, all of the outstanding shares of capital stock or other equity interest of each of the Company’s Subsidiaries, in each case free and clear of all Encumbrances. Except as set forth on Schedule 4.3(a), neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, equity or other ownership interest in any other Person.

(b) Each of the Company’s Subsidiaries is an entity of the type set forth on Schedule 4.3(b), duly incorporated, organized or otherwise formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign organization under the laws of each jurisdiction listed on Schedule 4.3(b) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not result in a Company Material Adverse Effect. The copies of the organizational and governing documents of each such Subsidiary, in each case as amended to date and delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending. The Company and each Company Subsidiary, as applicable, is in compliance with its respective organizational and governing documents in all material respects.

(c) Except as set forth on Schedule 4.3(c)(i), each of the Company’s Subsidiaries has all requisite limited liability, partnership or corporate, as applicable, power and authority to execute and deliver each of the Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. Schedule 4.3(c)(ii) sets forth, for each of the Company’s Subsidiaries, such Subsidiary’s managers, members, partners, shareholders and directors and any other Persons exercising similar authority. Following delivery of the Subsidiaries’ Approvals in accordance with this Agreement, the execution and delivery of each of the Transaction Document to which any of the Company’s Subsidiaries is party, the performance by the Company’s Subsidiaries of their respective obligations thereunder and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all necessary action by the managers, members, partners, shareholders, directors, and other Persons exercising similar authority, as applicable, of each of the Company’s Subsidiaries, and no further action on the part of any of the Company’s Subsidiaries shall be necessary to authorize the execution and delivery by any of the Company’s Subsidiaries of the applicable Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which any of the Company’s Subsidiaries is a party have been (or with respect to certain Transaction Documents to be executed at Closing, will be) duly executed and delivered by such Company Subsidiary and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other parties hereto and thereto, constitute (or, with respect to certain Transaction Documents to be executed at Closing, shall constitute) legal, valid and binding obligations of the Company’s Subsidiaries, enforceable against each of them in accordance with the terms and conditions thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Notwithstanding the foregoing, the Company makes no representations or warranties regarding the enforceability of any of the Financing Documents; provided, that, such Financing Documents shall include therein enforceability representations and warranties substantially similar to those provided herein.

(d) All of the issued and outstanding equity interest of each of the Company’s Subsidiaries, as applicable, have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth on Schedule 4.3(d), all of the issued and outstanding equity interests of the Company’s Subsidiaries are free and clear of all Encumbrances, and there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any of the Company’s Subsidiaries. Except as set forth on Schedule 4.3(d), there are no agreements to which the Company or any of the Company’s Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interest of any of the Company’s Subsidiaries or which restrict the transfer of any such shares or equity interests. Except as set forth on Schedule 4.3(d), there are no outstanding contractual obligations of the Company or any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of any of the Company’s Subsidiaries.

4.4 No Conflict; Consents.

(a) Except as set forth on Schedule 4.4(a), the execution and delivery by the Company of this Agreement and each other Transaction Document to which it is a party and the execution and delivery by each of the Company’s Subsidiaries of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with their respective terms, do not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of, or result in the triggering of any payments or the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries under any Material Contract or Company Permit to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ assets are bound; (ii) conflict with, or result in any violation of, any provision of the Certificate of Incorporation, By-laws or any other organizational or governing documents of the Company or its Subsidiaries; or (iii) violate or result in a violation of, in any material respect, or constitute a material default under (whether after the giving of notice, lapse of time or both), or result in the triggering of any payments or the creation of an Encumbrance on any material property or asset of the Company or its Subsidiaries under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company or any of its Subsidiaries.

(b) The execution and delivery by the Company and its Subsidiaries of this Agreement and each other Transaction Document to which any of them is a party, and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby in accordance with their respective terms, do not require from the Company or its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Body, except for: (A) the filing of the Certificate of Merger with the Secretary of the State of the State of Delaware; (B) the Stockholder Written Consent; and (C) as otherwise set forth on Schedule 4.4(b).

4.5 Financial Statements.

(a) The following financial statements are attached hereto as Schedule 4.5(a) (collectively, the “Financial Statements”):

(i) Audited consolidated balance sheets of the Company and its Subsidiaries as of the fiscal years ending December 31, 2009 and December 31, 2010, and consolidated statements of income and cash flows for each of the years then ended; and

(ii) An unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 (the “Base Balance Sheet”), and unaudited consolidated statements of income and cash flows for the nine (9) month period then ended.

(b) Subject to the absence of footnotes and normal, year-end audit adjustments to any unaudited Financial Statements, which, to the Knowledge of the Company, are not reasonably expected to be material in amount or effect (either individually or in the aggregate), the Financial Statements have been prepared in accordance with GAAP from the books and records of the Company and its Subsidiaries and present fairly in all material respects the consolidated financial condition and results of operation, cash flows and owners’ equity of the Company and its Subsidiaries as of the dates and for the periods covered thereby.

(c) Since the date of the Base Balance Sheet, except for those liabilities that are fully reflected or reserved against on the Base Balance Sheet, and for liabilities incurred in the Ordinary Course of Business since the date of the Base Balance Sheet (none of which result from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) or in connection with the transactions contemplated by this Agreement or any other Transaction Document, and except as set forth on Schedule 4.5(c), neither the Company nor any of its Subsidiaries has incurred any material liability or obligation (i) of the type required by GAAP to be reflected or reserved on a balance sheet prepared in accordance with GAAP or (ii) to the Company’s Knowledge, incurred any other material liability, whether absolute, accrued, contingent or otherwise, including any future material liability arising out of acts or omissions which have already occurred.

(d) All accounts receivable and other receivables reflected on the Base Balance Sheet, and those arising in the Ordinary Course of Business after the date thereof, are (i) in respect of services or products provided by the Company or its Subsidiaries arising from bona fide transactions in the conduct of the Ordinary Course of Business, (ii) in all material respects true and genuine, represent legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, and (iii) not subject to any defense, counterclaim, refunds or adjustments or right of set off, other than refunds, recoupments, retractions or other adjustments in the Ordinary Course of Business that are reserved in accordance with GAAP by credit balances or bad debt or other reserves on the Base Balance Sheet. No material payment of said receivables is contingent upon performance of any obligations or contract, past or future, and, except as set forth on Schedule 4.5(d), all such receivables are free of all security interests and encumbrances created by the Company, its Subsidiaries, or their respective Affiliates.

4.6 Operating in Ordinary Course of Business. Except as set forth on Schedule 4.6, from January 1, 2011 to the date of this Agreement, the Company and its Subsidiaries have operated only in the Ordinary Course of Business. Without limiting the generality of the foregoing, from January 1, 2011 to the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has taken any of the actions described in Section 6.1 which would, if taken after the date hereof, require the consent of Buyer, and (ii) there has been no Company Material Adverse Effect.

4.7 Title to Assets; Related Matters.

(a) Schedule 4.7(a) sets forth in reasonable detail a list, as of December 31, 2011, of all material tangible personal properties, assets and equipment owned or used by the Company and its Subsidiaries (the “Personal Property”), in each case, having an initial cost basis per item in excess of $50,000.

(b) Except as set forth on Schedule 4.7(b)(i), the Company and its Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid license to use, all of the Personal Property, free and clear of all Encumbrances except Permitted Encumbrances. The Personal Property, taken as a whole, is in good operating condition and repair, and is capable of being used for its intended purposes, ordinary wear and tear excepted, and, as of Closing, will be located (i) on the Real Property, (ii) at the Company’s principal office, or (iii) at the locations identified on Schedule 4.7(b)(ii).

(c) Schedule 4.7(c) sets forth an accurate and complete list of all leases of Personal Property requiring annual payments by the Company or any of its Subsidiaries in excess of $250,000, if any, used in the operation of the business of the Company and its Subsidiaries (the “Personal Property Leases”). The Company has delivered to the Buyer complete, correct and current copies of all of any Personal Property Leases.

(d) Except as set forth on Schedule 4.7(d), since January 1, 2011, neither the Company nor any of its Subsidiaries has sold, transferred, assigned or disposed of any of the Personal Property or Personal Property Leases other than (i) in the Ordinary Course of Business or (ii) in respect of obsolete or unsalable items.

4.8 Litigation. Except as set forth on Schedule 4.8, as of the date hereof there is no Litigation against, involving or pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, or any of the directors or officers of (or other Persons exercising similar governance authority on behalf of) the Company or its Subsidiaries in their capacity as directors or officers of the Company or such Subsidiaries (including, without limitation any suit, action, proceeding or investigation pursuant to Title 11 of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law regulating employment). There is no Litigation pending, or to the Knowledge of the Company, threatened, that questions the validity of this Agreement, any of the other Transaction Documents to which the Company or any of its Subsidiaries is a party, or any action taken or to be taken by the Company or its Subsidiaries in connection with this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries are subject to any outstanding writ, order, judgment, injunction, decree, rule or order of any Governmental Body or any other Person (including, without limitation, any arbitral tribunal) outstanding against the Company or any of its Subsidiaries, and neither the Company or its Subsidiaries is in violation of any term of any judgment, decree, injunction or order outstanding against any of them.

4.9 Taxes.

(a) Except as set forth on Schedule 4.9(a), all material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns are accurate and complete in all material respects.

(b) Except as set forth on Schedule 4.9(b), the Company and its Subsidiaries have paid or caused to be paid all material Taxes due and owing by any of them (whether or not shown on the Tax Returns described in Section 4.9(a)), or have made adequate provision on the books of the Company or its Subsidiaries, as applicable, for all Taxes owed or accrued by the Company and its Subsidiaries.

(c) Except as set forth on Schedule 4.9(c), no U.S. federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 4.9(d), no assessment, deficiency, or other claims for any Taxes of the Company or its Subsidiaries has been proposed, asserted, or assessed in writing by any taxing authority, for which Buyer , the Company or its Subsidiaries may be held liable. Neither the Company nor any of its Subsidiaries has waived any material statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently effective.

(e) There are no Encumbrances filed by any Governmental Body for Taxes upon the assets of the Company or its Subsidiaries, except for (i) Encumbrances relating to current Taxes not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and as to which adequate provision has been made on the books of the Company or its Subsidiaries, as applicable, all of which contests are described in reasonable detail on the attached Schedule 4.9(e).

(f) Except as set forth on Schedule 4.9(f), the Company and its Subsidiaries have withheld and paid all Taxes and other amounts required by law or agreement to be withheld and paid by them in connection with any wages, salaries, or other amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and neither the Company nor any of its Subsidiaries is liable for any material arrearages of any tax or material penalties for failure to comply with the foregoing

(g) Except as set forth on Schedule 4.9(g), the Company and its Subsidiaries will not be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) status as a beneficiary of any trust or as a partner or member of any partnership or limited liability company.

(h) The Company and its Subsidiaries have no liability for the Taxes of any Person other than the Company and its Subsidiaries as a transferee or successor by contract or otherwise, and other than pursuant to any commercial Contract entered into in the Ordinary Course of Business that does not primarily relate to Taxes.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries are party to any Tax abatement agreements relating to any of its properties or assets.

(k) The representations and warranties set forth in this Section 4.9 shall constitute the only representations and warranties by the Company with respect to Taxes.

4.10 Employee Benefit Plans.

(a) Schedule 4.10(a) sets forth each employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute (the “Benefit Plans”).

(b) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) any “employee pension plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c) The Benefit Plans have been administered in all material respects in accordance with the applicable provisions of ERISA and the Code, and the Company and its Subsidiaries are in compliance in all material respects with all other applicable laws and regulations respecting such Benefit Plans.

(d) Except as set forth on Schedule 4.10(d), neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result in any “parachute payment” as defined in Section 280G of the Code or (ii) any “change in control” or other payment under any Benefit Plan or employment agreement or non-qualified deferred compensation plan or agreement.

4.11 Labor and Employment Matters.

(a) Schedule 4.11(a) sets forth a list of all employees of the Company and of each of its Subsidiaries who provide, as of the date hereof, services at any of the Facilities (collectively, the “Business Employees”), and specifies which of the Company or its applicable Subsidiaries employs such Business Employees. Except as set forth on Schedule 4.11(a), all of the Business Employees are “at will” employees. Except as set forth on Schedule 4.11(a), neither the Company nor any of its Subsidiaries is a party to any oral (express or implied) or written: (i) employment agreement, or (ii) agreement that contains any severance or termination pay obligations with any Business Employee. The Company has delivered to the Buyer true, correct and current copies (or, if not written, accurate descriptions of the parties and terms) of all such agreements.

(b) Except as set forth on Schedule 4.11(b), the Company and each of its Subsidiaries is currently in compliance with, and, during the prior three (3)-year period have complied with, in each case, in all material respects (and none of them has received any written notice of noncompliance with), all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any provisions relating to wages, hours, equal employment, occupational safety and health, workers’ compensation, unemployment insurance, collective bargaining, immigration, affirmative action and the payment and withholding of social security and other taxes.

(c) To the Company’s Knowledge, as of the date hereof, (i) there are no material audits or investigations pending or scheduled by any Governmental Body pertaining to the employment practices of the Company or any of its Subsidiaries, including but not limited to audits or investigations concerning the payment of wages or overtime in accordance with applicable law or concerning the proper classification of any worker as an independent contractor or consultant; and (ii) no complaints relating to employment practices of the Company or any of its Subsidiaries have been made to any Governmental Body or submitted to the Company or any of its Subsidiaries.

(d) Neither the Company nor any Subsidiary of the Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, labor organization, trade association or other employee organization, and no such agreements are currently being proposed and/or negotiated by the Company or any of its Subsidiaries. To the Knowledge of the Company, (i) no Business Employee is represented by any labor union, trade association or other employee organization, (ii) neither the Company nor any Subsidiary of the Company is subject to or has received any written charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization, (iii) there is no pending or, to the Company’s Knowledge, threatened labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Business Employees, the Company or any Subsidiary of the Company, and (iv) no union has attempted to organize any group of the Business Employees, and no group of the Business Employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining.

(e) To the Company’s Knowledge, there is no material investigation, grievance, arbitration, complaint, claim or other dispute or controversy (collectively, “Labor Proceeding”) pending or threatened, between the Company and/or its Subsidiaries, on the one hand, and any present or former Business Employee, on the other hand, nor has there been any such Labor Proceeding within the past twelve (12) months.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice that any of the individuals listed on Schedule 4.11(f) intends to terminate his or her employment or affiliation with the Company or any of its Subsidiaries.

4.12 Contracts and Commitments; Enforceability.

(a) Except as set forth on Schedule 4.12(a), as of the date hereof neither the Company nor any Subsidiary of the Company is a party to:

(i) any partnership agreement, joint venture agreement, or profit sharing agreement;

(ii) any agreement which creates a future payment obligation to or from the Company or any of its Subsidiaries in excess of $500,000 in any calendar year;

(iii) any contract for capital expenditures or the acquisition or construction of fixed assets requiring payments by the Company or any of its Subsidiaries in excess of $500,000;

(iv) any contract that requires the payment of royalties, commissions, finder’s fees or similar payments;

(v) any employment or consulting agreement with any current director, officer or employee requiring an annual payment of cash compensation in excess of $250,000 for each Person;

(vi) any contract providing for the marketing, sale, advertising or promotion of the Company’s or its Subsidiaries’ products or services involving annual expenditures of $500,000 or more;

(vii) any sales, distribution, dealer or manufacturer’s representative or franchise contracts involving annual expenditures in excess of $500,000;

(viii) any contract with any commercial payor of the Company or any of the Company’s Subsidiaries that provides for most favored nation pricing, volume rebates or discounts (other than standard rebates or discounts provided in the Ordinary Course of Business);

(ix) any take or pay or requirements contracts or agreements or any other contracts or agreements requiring the Company or any of its Subsidiaries to pay regardless of whether products or services are received;

(x) any agreement with another Person materially limiting or restricting the ability of the Company or any of its Subsidiaries to enter into or engage in any market, territory, area or line of business;

(xi) any agreement for the sale of any of the assets of the Company or any of its Subsidiaries other than (A) pursuant to this Agreement or any other Transaction Document, (B) in the Ordinary Course of Business or (C) the disposition of unsalable or obsolete assets;

(xii) any agreement relating to the acquisition by the Company or any of its Subsidiaries of substantially all of the assets or capital stock of any Person or a merger, consolidation or business combination involving the Company or any of its Subsidiaries;

(xiii) any agreement relating to the incurrence, assumption, surety or guarantee of any Indebtedness;

(xiv) any agreement under which the Company or any of its Subsidiaries has made advances or loans to any other Person (excluding advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of Business);

(xv) any agreement with any Person in a position to make, or influence the making of, referrals to the Company or any of the Facilities, for items or services which are billable to any of the Government Programs;

(xvi) any agreement that provides for or obligates the Company or any of its Subsidiaries to indemnify, hold harmless or defend any Person (including, without limitation, any officers, directors, members, managers, partners, employees or agents of the Company or any of its Subsidiaries), other than commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which is not related to the indemnification of any Person;

(xvii) any contracts or orders with any Governmental Body; or

(xviii) any Personal Property Lease.

(b) Each of the Contracts set forth on Schedule 4.12(a) (the “Material Contracts”) is the legal, valid and binding obligation of the Company and/or its Subsidiaries (and, to the Company’s Knowledge, of the other parties thereto), enforceable against them (and, to the Company’s Knowledge, of the other parties thereto) in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company has delivered to the Buyer complete and correct copies of all of the Material Contracts. Except as stated on Schedule 4.12(b), (i) each Material Contract is in full force and effect, (ii) the Company is not and, to the Knowledge of the Company, no other party to any such agreement is in default under any such agreement, except where such default has not caused Company Material Adverse Effect, (iii) to the Knowledge of the Company no party has received notice of any default, offset, counterclaim or defense under any Material Contract; and (iv) to the Company’s Knowledge, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Company or any of its Subsidiaries under the terms of any Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth a complete and accurate list, as of the date hereof, of Intellectual Property owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(b) Except as set forth on Schedule 4.13(b), the Company or a Subsidiary of the Company is the owner of, or has adequate, enforceable licenses or other rights to use, all Intellectual Property, as is necessary in connection with the business of the Company and its Subsidiaries as currently conducted taken as a whole, and no such rights thereto have been granted to others by the Company or any of its Subsidiaries.

(c) Except as set forth in Schedule 4.13(c), all of the Intellectual Property is owned or used by the Company and/or its Subsidiaries free and clear of all Encumbrances, except Permitted Encumbrances, and none is subject to any outstanding order, decree, judgment, stipulation or charge.

(d) (i) To the Company’s Knowledge, the Company’s and its Subsidiaries respective use of the Intellectual Property does not infringe upon or otherwise violate the rights of any other Person, (ii) no Person has asserted in writing to the Company or any of its Subsidiaries that the Company’s or any of its Subsidiaries’ use of the Intellectual Property infringes upon the patents, trade secrets, trade names, trademarks, service marks, copyrights or other intellectual property rights of any other Person, and (iii) neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or its Subsidiaries. Further, to the Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any of the Intellectual Property by any third party.

(e) Schedule 4.13(e) sets forth a complete and accurate list of all material licenses, sublicenses and other agreements to which the Company and/or its Subsidiaries are a party (i) granting any other Person the right to use the Intellectual Property, or (ii) pursuant to which the Company or its Subsidiaries are authorized to use any third party Intellectual Property, which are incorporated in, are, or form a part of any services rendered by the Company or any Subsidiary or which are otherwise used (or currently proposed to be used) by the Company or its Subsidiaries in the business of the Company as currently conducted, other than commercial off-the-shelf software.

4.14 Insurance. Schedule 4.14 sets forth, as of the date hereof, a complete and accurate list and brief description of all insurance policies (including the insurer, term of such policy, insured parties, type and amount of coverage, deductible and aggregate limit of the insurer’s liability for such policy) held by, or for the benefit of, the Company and its Subsidiaries (the “Insurance Policies”). Each Insurance Policy is legally valid, binding and in full force and effect, all premiums due thereon have been paid in full, and the Company and the applicable Subsidiaries of the Company are in compliance, in all material respects, with the terms of such insurance policies.

4.15 Permits; Compliance with Laws; Reimbursement; Accreditation.

(a) Schedule 4.15(a) contains a complete and accurate list, as of the date hereof, of all material Licenses and material accreditations or certifications issued by private accreditation agencies held by the Company and its Subsidiaries that are required to conduct their respective businesses as currently conducted and to occupy and operate the Facilities, including, without limitation, all provider agreements with governmental payors (the “Company Permits”).

(b) Except as set forth in Schedule 4.15(b), the Company and/or its Subsidiaries, as applicable, possess all such Company Permits, such Company Permits are in full force and effect.

(c) Except as set forth on Schedule 4.15(c), (i) the Company and its Subsidiaries are in compliance, in all material respects, with the terms of all Company Permits, (ii) no suspension or cancellation of any such Company Permits is pending or, to the Knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body with respect to, as applicable, the threatened or pending denial, revocation, termination, or suspension of any of the Company Permits.

(d) The Company and each of its Subsidiaries is in material compliance with all laws, statutes, ordinances, regulations, rules, orders, judgments, decrees, orders, and writs of a Governmental Body applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body to the effect that the Company or its Subsidiaries are not in material compliance with any applicable laws, statutes, ordinances, regulations, rules, orders, judgments, decrees, order, writs and other actions of a Governmental Body.

4.16 Healthcare Compliance.

(a) The activities of Company and its Subsidiaries are currently being, conducted in compliance in all material respects with all Healthcare Laws.

(b) There is no Litigation, audit or recoupment pending by or before any Governmental Body or, to the Knowledge of the Company threatened, which alleges a violation of Healthcare Laws by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, has received, at any time during prior three (3) years, any written notice alleging a violation of any Healthcare Law. Neither the Company nor any of its Subsidiaries, has received, at any time during prior three (3) years, any written notice indicating that qualification as a participating provider in any government or private reimbursement program may be terminated or withdrawn.

(c) None of the Company, its Subsidiaries, nor any of their respective officers, directors, or employees, or, the Company’s Knowledge, any Physicians performing services at the Facilities, is, or has been at any time during the past three (3) years, excluded, suspended or debarred from participation or is otherwise ineligible to participate in any federal or individual state health care program, including, but not limited to the Government Programs.

(d) Except as would not have a material and adverse effect, the Company and its Subsidiaries hold all Licenses required under applicable Healthcare Laws now in effect which are necessary to own, lease or otherwise hold and operate their properties and assets and to conduct their respective businesses as currently conducted.

(e) All Contracts between third party payors and the Company or any of its Subsidiaries (each, a “Payor Contract”) were entered into in the Ordinary Course of Business. The Company and its Subsidiaries are in compliance in all material respects with all Payor Contracts.

(f) Except as set forth on Schedule 4.16(f), every Contract providing for remuneration to a Physician (or his or her immediate family member) for services performed at, or on behalf of, the Company or any of its Subsidiaries is pursuant to a written contract which complies with an applicable exception under the Stark Law.

(g) The Facilities are currently licensed as specified in the attached Schedule 4.16(g), with the number of licensed beds specified thereon, and will remain so licensed through the Closing Date in compliance with and subject only to the usual and customary laws and government regulations pertaining to the operation of hospitals so licensed, as applicable, in the States of Texas, Colorado, Montana, New Mexico, Wyoming, Arizona, Idaho, South Carolina, and Utah.

(h) Except as set forth on Schedule 4.16(h), each of the Facilities (i) are enrolled and are providers authorized to participate without restriction under the Government Programs; (ii) are in compliance in all material respects with all the conditions of participation for the Government Programs, (iii) have received all approvals or qualifications necessary for capital reimbursement; and (iv) are in compliance with 42 C.F.R. §§ 489.20 and 489.24 and their Medicare provider agreements.

(i) Except as set forth on Schedule 4.16(i), the Company and its Subsidiaries are, and have been, in compliance in all material respects with all filing requirements with respect to cost reports of the Facilities, including, without limitation, the appropriate allocation of expenses associated with any management or consulting services provided by any employees of the Company or its Subsidiaries, and, to the Company’s Knowledge, such reports do not claim, and the Facilities have not received, payment or reimbursement materially in excess of the amount provided or allowed by applicable law or any applicable agreements.

(j) Except as set forth on Schedule 4.16(j), each of the LTCH Operators (i) are excluded from the inpatient prospective payment system specified in 42 C.F.R. §412.1(a); (ii) satisfy all requirements necessary for Medicare reimbursement as a “long-term care hospital” as set forth in C.F.R., Title 42, Part 412, as applicable; and (iii) to the Knowledge of the Company, no action is pending or threatened by any Governmental Body which would affect the ability of any of the LTCH Operators to be reimbursed as a “long-term care hospital” under Medicare.

(k) Except as set forth on Schedule 4.16(k), each of the IRF Operators (i) are excluded from the inpatient prospective payment system specified in 42 C.F.R. §412.1(a); (ii) satisfy all requirements necessary for Medicare reimbursement as an “inpatient rehabilitation facility” as set forth in C.F.R., Title 42, Part 412, as applicable; and (iii) to the Knowledge of the Company, no action is pending or threatened by any Governmental Body which would affect the ability of any of the IRF Operators to be reimbursed as an “inpatient rehabilitation facility” under Medicare.

(l) Except as set forth on Schedule 4.16(l), each of the Co-Located Operators (i) satisfies all requirements necessary for Medicare reimbursement as “hospitals-within-hospitals” as set forth in C.F.R., Title 42, Part 412, as applicable; (ii) in each state where a Co-Located Operator is located, comply in all material respects with any state laws and regulations applicable to hospitals located in the same building, or on the same campus, as another hospital;

and (iii) to the Knowledge of the Company, no action is pending or threatened by any Governmental Body which would affect ability of any of the Co-Located Operators to be reimbursed as “hospitals-within-hospitals” under Medicare.

(m) Each of the Facilities has been accredited by the Joint Commission and the Company has delivered to Buyer true, correct and complete copies of the following documents: (i) the most recent Joint Commission accreditation survey reports for each of the Facilities and deficiency list and plan of correction, if any, and a list and description of any events in the past three (3) years at each of the Facilities that constitutes “Adverse Events” (as defined by the Joint Commission), if any, and any documentation that was created, prepared or produced by the Company or any of its Subsidiaries, to satisfy the Joint Commission requirements relating to addressing such Adverse Events; and (ii) any state licensing survey reports with respect to the Facilities for the three (3) year period prior to the date of this Agreement, as well as any statements of deficiencies and any plans of correction in connection with such reports. The Company has taken reasonable steps to correct or cause to be corrected all such deficiencies and a description of any uncorrected deficiency is set forth on Schedule 4.16(m).

4.17 Transactions with Affiliates. Schedule 4.17 sets forth a complete and correct list of all Contracts between either the Company or any of its Subsidiaries with any Person that is an Affiliate of the Company or any of its Subsidiaries, other than Contracts for compensation and benefits received as employees, directors, officers or consultants of the Company or any of its Subsidiaries.

4.18 No Brokers. Except as set forth on Schedule 4.18, neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Buyer or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

4.19 Patriot Act Compliance.

(a) To the extent applicable to the Company or any of its Subsidiaries, each of them has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”).

(b) Neither the Company nor any of its Subsidiaries is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, and neither the Company nor any of its Subsidiaries is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.20 Ability to Grant Security Interest. Except as set forth on Schedule 4.20, to the Knowledge of the Company, the Company may grant the Buyer and/or its Affiliates a first priority security interest in (a) the outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries, (b) the accounts receivable of the Company and each Company Subsidiary, (c) the Personal Property, (d) the Personal Property Leases, (e) the Intellectual Property, and (f) the Licenses and Company Permits (including, without limitation, all provider agreements with governmental payors).

4.21 Disclaimer of Other Representations and Warranties.

(a) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF ITS REPRESENTATIVES, DIRECTORS, OFFICERS OR STOCKHOLDERS, HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE REAL PROPERTY ASSET PURCHASE AGREEMENT.

(b) Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any Representative of the Company or any of its Subsidiaries, nor any of their respective employees, officers, directors or stockholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company and its Subsidiaries made available or delivered to Buyer and MergerCo, including due diligence materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder and deemed to be relied upon by Buyer or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available or delivered by the Company and its Representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Buyer or MergerCo in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERCO

Buyer and MergerCo hereby jointly and severally make to the Company the representations and warranties contained in this Article V.

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite limited liability company or corporate, as applicable, power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted. Each of Buyer and MergerCo is duly licensed or qualified to do business as a foreign limited liability company or corporation, as applicable, under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified has not had a Buyer Material Adverse Effect. Buyer has never elected to be taxed as a corporation for U.S. federal, state or local income tax purposes.

5.2 Authority. Each of Buyer and MergerCo has all requisite limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which Buyer and/or MergerCo is a party, the performance by Buyer and MergerCo of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the manager and member of Buyer and the board of directors of MergerCo and no other action on the part of Buyer or MergerCo is necessary to authorize the execution and delivery by Buyer or MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and MergerCo, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Buyer and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Notwithstanding the foregoing, the Company makes no representations or warranties regarding the enforceability of any of the Financing Documents.

5.3 No Conflict. The execution and delivery by Buyer and MergerCo of this Agreement and each other Transaction Document to which either is a party, and the consummation by Buyer and MergerCo of the transactions contemplated hereby and thereby in accordance with their respective terms, do not (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Buyer or MergerCo is a party or by which Buyer or MergerCo or any of their respective assets are bound, (b) conflict with, or result in, any violation of any provision of the certificate of formation, certificate of incorporation, bylaws or other organizational documents of Buyer or MergerCo; (c) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Buyer or MergerCo or (d) require from Buyer or MergerCo any notice to, declaration or filing with, or consent or approval of any Governmental Body or other Person, except in the case of clauses (a) and (c) of this Section 5.3 for any such conflicts, defaults, violations, terminations and any waivers which, if not obtained, would not have a Buyer Material Adverse Effect.

5.4 Required Financing. Buyer and MergerCo have furnished to the Company true, correct and complete copies of fully-executed commitment letters from MPT Operating Partnership, L.P., a Delaware limited partnership (“MPT Operating Partnership”), dated as of the date hereof (the “Commitment Letters”), pursuant to which MPT Operating Partnership has committed, subject only to the terms and conditions set forth in the Commitment Letters, to provide or cause to be provided equity and debt financing to (a) the Affiliated MPT Property Companies and the Affiliated MPT TRS Lender Companies of up to an aggregate amount of $300,000,000, and (b) the MPT TRS Entity of up to an aggregate amount of $96,500,000. Each of the Commitment Letters are in full force and effect and have not been terminated as of the date hereof. Upon receipt of funds in accordance with the Commitment Letters, Buyer, MergerCo, the Affiliated MPT Property Companies, and the Affiliated MPT TRS Lender Companies will have at the Closing funds sufficient to consummate the transactions contemplated by this Agreement, the Real Property Asset Purchase Agreement, and any other Transaction Document to which any of them is a party. The financings contemplated by the Commitment Letters is not subject to any condition precedent or other restriction or contingency limiting the availability of such financing other than as expressly set forth in the Commitment Letters. Each of Buyer and MergerCo affirms that it is not a condition to Closing or any of its other obligations under this Agreement, the Real Property Asset Purchase Agreement, or any other Transaction Document to which any of them is a party that it obtain the financing contemplated by the Commitment Letters or any other financing for or related to any of the transactions contemplated by this Agreement, the Real Property Asset Purchase Agreement or any other Transaction Document to which any of them or any of the Affiliated MPT Property Companies or the Affiliated MPT TRS Lender Companies is a party.

5.5 Litigation. There is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of Buyer or MergerCo, threatened in writing against Buyer or MergerCo, nor is Buyer or MergerCo subject to any outstanding order, writ, judgment, injunction or decree, in either case, which would (a) prevent, hinder or materially delay the consummation of the Merger or (b) otherwise prevent, hinder or materially delay performance by Buyer or MergerCo of any of their material obligations under this Agreement.

5.6 Brokers. Except as set forth on Schedule 5.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Buyer, MergerCo or either of their respective Affiliates.

5.7 Absence of Conduct; Undisclosed Liabilities. Prior to the date hereof, neither Buyer nor MergerCo has engaged in any business, nor do either of them have any liabilities or obligations, other than those related to or incurred in connection with this Agreement, the Real Property Asset Purchase Agreement, any other Transaction Documents to which either Buyer or MergerCo is a party, and the transactions contemplated hereby or thereby.

5.8 Inspection; No Other Representations. Each of Buyer and MergerCo is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company and its Subsidiaries as contemplated hereunder. Each of Buyer and MergerCo has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer and MergerCo have received all materials relating to the business of the Company and its Subsidiaries that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Buyer and MergerCo acknowledges that (a) the Company does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer or MergerCo of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available or delivered to Buyer or MergerCo or their Representatives with respect to the Company, its Subsidiaries or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in Article IV of this Agreement, and (b) neither Buyer nor MergerCo has relied or will rely upon any representation or warranty except those representations or warranties set forth in Article IV hereof, in negotiating, executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth on Schedule 6.1, as required by contract in effect on the date hereof or by law, or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or the earlier termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business in all material respects in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations and (b) use commercially reasonable efforts to maintain and preserve its and each of its Subsidiaries’ business organization, assets and properties, to use commercially reasonable efforts to keep available the services of each of their current officers and employees and to preserve their present relationships with patients, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth on Schedule 6.1, or as required by contract in effect on the date hereof or by law, from and after the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(a) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (other than the issuance of Common Shares upon the exercise of Options that are outstanding on the date of this Agreement);

(c) make any change to the Certificate of Incorporation or By-laws, or the organizational or governing documents of its Subsidiaries, terminate or alter its legal existence and or business organization;

(d) (i) incur any Indebtedness, except for borrowings under the Company’s existing credit facilities, or guarantee any Indebtedness of another Person, (ii) issue or sell any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or (iii) make any loans, advances (other than advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than by the Company or any of its Subsidiaries in any of the Company’s direct or indirect wholly-owned Subsidiaries;

(e) fail to pay or satisfy any Indebtedness when the same becomes due and payable;

(f) knowingly waive, release, cancel, or assign any material rights or claims, other than in the Ordinary Course of Business (including any material write-off or other material compromise of any accounts receivable or other receivable of the Company or any of its Subsidiaries); provided, however, that, for the avoidance of doubt, the Company shall not be prohibited from paying any Indebtedness or any expenses in connection with the Merger and related transactions);

(g) materially change accounting policies or procedures or Tax elections, except as required by GAAP or applicable law;

(h) (i) materially increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, management level employee, agent or consultant of the Company or any Subsidiary, except (A) in the Ordinary Course of Business, (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement, (C) for the acceleration of unvested Options and/or restricted stock as provided for under the applicable incentive agreements, or (D) for bonuses payable to senior management of the Company in connection with the transactions contemplated by this Agreement which are approved by the Company Board, or (ii) adopt any new Benefit Plan or materially amend or modify any existing Benefit Plan;

(i) (i) merge with, enter into a consolidation with or otherwise acquire an interest of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), or (ii) otherwise acquire (including, through leases, subleases and licenses of real, personal or intangible property) any material assets, except, in the case of this clause (ii), in the Ordinary Course of Business;

(j) sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets of the Company or any of its Subsidiaries other than in the Ordinary Course of Business or in connection with the disposition of obsolete properties or assets;

(k) fail to maintain any of the Insurance Policies in full force and effect;

(l) amend or terminate any Material Contract to which the Company or any of its Subsidiaries is party, except for terminations or amendments provided by the terms thereof or in the Ordinary Course of Business;

(m) settle or compromise any Litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for Litigation or other disputes where the amount paid in settlement or compromise does not exceed $100,000 individually or $500,000 in the aggregate for all such Litigation or other disputes;

(n) terminate or materially and adversely modify its relationships with any material suppliers, trade creditors or trade debtors except in the Ordinary Course of Business;

(o) make any capital expenditure or commitment for the acquisition of assets or properties in excess of One Million One Hundred and Ninety Three and No/100 Dollars ($1,193,000.00);

(p) enter into any executory agreement, commitment or undertaking, whether in writing or otherwise, to do any of the activities prohibited by the foregoing provision, or permit any of its equity holders, directors, officers, members, managers, partners, or Person or group of Persons possessing and/or exercising similar authority to authorize the taking of, any action prohibited by the foregoing provisions.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Stockholders’ and Subsidiaries’ Consents.

(a) Within one (1) Business Day after the date hereof, the Company shall deliver, or cause to be delivered, to Buyer the Stockholder Written Consent.

(b) After the date hereof and prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Buyer and MPT TRS Entity on behalf of the Affiliated MPT Property Companies and the Affiliated MPT TRS Lender Companies, the written consent and approval of, as applicable, the members, managers, partners, shareholders, directors, or other Persons exercising similar authority, of each of the Subsidiaries of the Company, which consents and approvals shall approve, adopt and consent (i) to each of the Transaction Documents to which such Subsidiary is a party and the transactions contemplated thereby, (ii) all of the transactions contemplated in this Agreement, the Real Property Asset Purchase Agreement, the Real Estate Loan Documents, the Acquisition Promissory Note, and all of the other Transaction Documents, and (iii) as applicable, the amendments, if any, to such Subsidiary’s organizational documents specified on Schedule 7.1(b) (the “Subsidiaries’ Approvals”).

(c) Buyer shall use commercially reasonable efforts to provide to the Company any information for inclusion in preparation for the consents and approvals required pursuant to Sections 7.1(a) and (b) hereof that may be required under applicable law or that is reasonably requested by the Company.

7.2 Access to Information. From and after the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries and each of its and their officers, employees and agents to (a) give Buyer and its Representatives reasonable access upon reasonable notice and during times mutually convenient to Buyer and senior management of the Company and its Subsidiaries to the Facilities, properties, employees, books and records of the Company and its Subsidiaries as from time to time may be reasonably requested, (b) permit the Buyer and its Representatives to make such inspections and to make copies of such books and records as they may reasonably require, and (c) furnish the Buyer and its Representatives with such financial and operating data as the Buyer may from time to time reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any such investigation by Buyer shall not unreasonably interfere with any of the businesses or operations of the Company or its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor its Representatives shall have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. All requests by Buyer for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.

7.3 Confidentiality Agreement. The parties shall adhere to the terms and conditions of that certain confidentiality agreement, by and between the Company, Medical Properties Trust, Inc., and MPT Operating Partnership, L.P., dated August 17, 2011 (the “Confidentiality Agreement”).

7.4 Third Party Consents and Regulatory Approvals. Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Body (including, without limitation, with respect to any change of control consent or notification requirements to applicable federal and state healthcare regulatory agencies, if required) in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations.

7.5 Confidentiality; Press Releases. The parties hereto will, and will cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement. The parties agree that public announcements or press release, if any, with respect to this Agreement or the transactions contemplated hereby shall be mutually approved in advance by the parties; provided, however, that, notwithstanding any provision hereof or in the Confidentiality Agreement to the contrary, a party may, without the prior consent of the other parties hereto, (i) issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization (including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ), in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance, and (ii) disclose that it has entered into this Agreement and the other Transaction Documents, and may provide and disclose information regarding this Agreement, the parties to this Agreement and the other Transaction Documents, the Real Property, the Facilities, and the other assets and properties subject hereto and thereto, and such additional information which such party may reasonably deem necessary, to its proposed investors in connection with a public offering or private offering of securities (including, without limitation, the offerings to be conducted by Medical Properties Trust, Inc. in anticipation of the transactions contemplated herein), or any current or prospective lenders with respect to its financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts and other parties, or (iii) include any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising or other activities undertaken by such party. Notwithstanding the foregoing, nothing in this Section 7.5 shall prohibit any Equity Holder from disclosing the terms of the Merger and this Agreement to any investor in such Equity Holder, in the ordinary course of such Equity Holder’s business.

7.6 No Solicitations. The Company will not, and will not permit any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than in the Ordinary Course of Business) or any of its Subsidiaries or any capital stock or equity interests of the Company or any of its Subsidiaries, or any other similar transaction other than the transactions contemplated by this Agreement and the Other

Transaction Documents (an “Acquisition Transaction”), (ii) knowingly facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person or entity any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company shall notify the Buyer immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to any Acquisition Transaction.

7.7 Officers’ and Directors’ Indemnification.

(a) Subject to the last sentence of this Section 7.7(a) and the limitations and restrictions set forth herein, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, whether asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against any such claim, action, suit, proceeding or investigation and respond thereto. It is understood and agreed that (i) the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement, in each case, arising out of or incurred in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (ii) the Company, and the Surviving Corporation after the Effective Time, shall promptly pay expenses incurred by each Indemnified Party as the same are incurred in advance of the final disposition of any claim, suit, proceeding or investigation to such Indemnified Party, (iii) the Indemnified Parties may retain counsel satisfactory to them, and the Company and the Surviving Corporation shall pay all fees and expenses of such counsel for the Indemnified Parties within fifteen (15) days after statements therefor are received, and (iv) the Company and the Surviving Corporation will use commercially reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Company and Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving

Corporation thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party. Notwithstanding the foregoing or any other provision to the contrary in this Agreement, the Surviving Corporation, the Company, and the Company’s Subsidiaries, as applicable, shall be required to indemnify, defend, and hold harmless each Indemnified Party with respect to the Specified Claims (as hereinafter defined) solely to the extent of amounts available under applicable insurance coverages held by the Surviving Corporation pursuant to Section 7.7(c) hereof, it being acknowledged and agreed that no such indemnification shall be made for any amount payable by the Surviving Corporation, the Company, the Company Subsidiaries or any of their Affiliates with respect to any Specified Claims (singly or in the aggregate) in excess of the amount of such insurance. As used herein, “Specified Claims” means any claims arising out of, based upon or relating to the negotiation, execution, terms and conditions, or performance of this Agreement, the Real Property Asset Purchase Agreement, or any other Transaction Documents (other than with respect to any Transaction Document identified on Schedule 4.1(b) attached hereto), or any of the transactions contemplated hereby or thereby; provided, that, the Specified Claims hereby expressly include any claims, suits, proceedings or investigations respecting (i) the pricing of, amounts or other consideration paid, or any declarations of dividends or other distributions of the assets or properties by the Company to any Equity Holders, Rollover Holders, or Optionholders, or by any of the Company’s Subsidiaries to the Company or any of their respective equity holders, in each case, in violation of applicable laws, the Certificate of Incorporation, the Bylaws or any other similar organizational or governing documents of the Company or its Subsidiaries, or (ii) the purchase, redemption, or cancellation, as applicable, of the Company Shares, Rollover Shares, or Options in violation of applicable laws, the Certificate of Incorporation, the Bylaws or any other similar organizational or governing documents of the Company or its Subsidiaries.

(b) Subject to the limitations and restrictions set forth herein, Buyer and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former Indemnified Party provided for in the Certificate of Incorporation, Bylaws, or equivalent governing documents of the Company’s Subsidiaries, or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.

(c) At the Effective Time, the Surviving Corporation shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries’ directors and officers in a form reasonably acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage. The Surviving Corporation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder. To the extent the premium payments for such directors’ and officers’ liability insurance coverage are not paid in full by the Company prior to the Effective Time, then at the Effective Time, any then unpaid portion of such premium payments shall be treated as a Company Transaction Expense (and shall not be included as an accrued payable in the Net Working Capital calculation) for purposes of this Agreement.

(d) The FFC Funds, individually and on behalf of their Affiliates (excluding, for purposes of this Section 7.7(d), any directors or officers of the Company or any of the Company’s Subsidiaries, in each case, in their capacity as such), hereby (i) unconditionally waive and release all rights to seek indemnification, or to be held harmless or defended, by the Buyer, Company, the Surviving Corporation, the Company’s Subsidiaries, or any of their respective Affiliates with respect to any claims arising out of or resulting from the negotiation, execution, or terms and conditions of this Agreement or any of the Transaction Documents, or any of the transactions contemplated hereby or thereby, including, without limitation, (A) the price of, or amounts or form of consideration paid with respect to, or any declarations of dividends or other distributions of the assets or properties of the Company in respect of, any Company Shares, Rollover Shares or Options, whether paid or payable to any Equity Holders, Rollover Holders, or Optionholders, or by any of the Company’s Subsidiaries to the Company or any of their respective equity holders, in each case, in violation of applicable laws, the Certificate of Incorporation, the Bylaws or any other similar organizational or governing documents of the Company or its Subsidiaries, or (B) the purchase, redemption, or cancellation, as applicable, of the Company Shares, Rollover Shares, or Options in violation of applicable laws, the Certificate of Incorporation, the Bylaws or any other similar organizational or governing documents of the Company or its Subsidiaries, and (ii) acknowledge and agree that none of the FFC Funds shall assert, and hereby unconditionally waive and release, any right to demand, request or plead for the re-characterization of any amount owing to any of the Buyer, the MPT TRS Entity, MPT TRS Subsidiaries, the Affiliated MPT Property Companies, the Affiliated MPT TRS Lender Companies, or any of their respective Affiliates pursuant to this Agreement, the Real Property Master Lease Agreement, the Real Property Master Sublease Agreement, the Real Estate Loan Agreement or the other Real Estate Loan Documents, or any of the other Transaction Documents (collectively, the “Re-characterization Restrictions”), in each case, as the terms and conditions of such Transaction Documents are agreed upon as of the date hereof or at the Closing, as applicable, with only such amendments thereto or modifications thereof as shall have been expressly agreed to in writing by the FFC Funds (regardless of whether the FFC Funds, or any of them, is a party to any such Transaction Document). The Re-characterization Restrictions shall be applicable whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company, any of the Company’s Subsidiaries, or any of their respective Affiliates.

(e) The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.7 applies without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7 and shall be entitled to enforce the covenants contained herein).

7.8 Intentionally Omitted.

7.9 Books and Records. Buyer and MergerCo shall, and shall cause the Surviving Corporation and each Subsidiary to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders’ Representative at the expense of the Stockholders’ Representative during the normal business hours of Buyer, MergerCo, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice, and without material disruption to the business of the Buyer, MergerCo, the Surviving Corporation or such Subsidiary.

7.10 Further Action. Each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be reasonably required or requested to carry out the provisions of this Agreement and each of the other Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby, but without in any manner limiting such party’s specific rights and obligations set forth in this Agreement and the other Transaction Documents.

7.11 Acquisition Promissory Note; Contribution Agreement.

(a) Immediately prior to the Effective Time, the MPT TRS Entity shall make a loan to MergerCo in the principal amount of Ninety-Three Million Two Hundred Thousand and 00/100 Dollars ($93,200,000.00), the proceeds of which shall be used to satisfy in part the obligations of Buyer and MergerCo hereunder, and MergerCo shall execute and deliver the Acquisition Promissory Note to MPT TRS Entity. Each of MPT TRS Entity and MergerCo shall not, and shall not permit any other Person to, amend, restate, or otherwise modify the Acquisition Promissory Note, as attached hereto as Exhibit D, except for those amendments, restatements or modifications as shall have been expressly agreed to in writing by the Company.

(b) Immediately following the closing of the transactions contemplated by the Real Property Asset Purchase Agreement and prior to the Effective Time, MPT TRS Entity will take all actions required to be taken thereby under the Contribution Agreement, including, without limitation, making the cash contribution to Buyer required pursuant to the terms of the Contribution Agreement.

7.12 Other Actions by Parties. Without in any manner limiting any party’s specific rights and obligations set forth in this Agreement and the other Transaction Documents, no party hereto shall take (and shall use commercially reasonable efforts to cause its Affiliates not to take), directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. Buyer shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of MergerCo and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the articles of organization and bylaws of MergerCo.

7.13 HSR Act Filings. Each party hereto agrees to make or cause to be made, in consultation and cooperation with the other parties hereto, as promptly as practicable but in any event within five (5) Business Days after the date hereof, (i) any necessary filing of a Notification and Report Form pursuant to the HSR Act and (ii) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Bodies under any other antitrust, competition, trade regulation or other applicable law with respect to the transactions contemplated hereby. From the date of such filing until the Closing Date, the parties shall use their commercially reasonable efforts to file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will use their commercially reasonable efforts to comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that any waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Each of the parties agrees to take all other commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of making such premerger filings. Without limiting the foregoing, each of the parties agrees to use commercially reasonable efforts to cooperate with the other parties hereto and oppose any preliminary injunction sought by any Governmental Body preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Company and the Buyer shall each pay fifty percent (50%) all application fees required in connection with any filings required under the HSR Act; provided, however, that in the event that the Merger is consummated as provided herein, the Merger Consideration shall be increased by the portion of the application fees that are paid by the Company pursuant hereto.

ARTICLE VIII

CONDITIONS TO THE MERGER AND DELIVERABLES

8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by written consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder and Subsidiaries’ Approvals. The Stockholders’ Written Consent and the Subsidiaries’ Approvals shall have been delivered in accordance with Section 7.1(a) and (b), respectively.

(b) No Injunctions, Orders or Restraints; Illegality; Lawsuits. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction, and no statute, rule, regulation or executive order promulgated or enacted by any governmental agency of competent jurisdiction, shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger. Further, there shall not have been instituted in a court of competent jurisdiction by any creditor of the Company or any of its Subsidiaries, any Governmental Body or any other third party, any suit, action or proceeding to restrain, enjoin or invalidate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that if any such suit, action or proceeding is so instituted, then the Company, Buyer and MergerCo shall use their commercially reasonable efforts to defend against the same and to take such other actions as may be necessary or desirable to permit the transactions contemplated by this Agreement and the other Transaction Documents to be consummated.

(c) Real Property Asset Purchase. The transactions contemplated by the Real Property Asset Purchase Agreement shall have been consummated, and all agreements, Contracts, certificates or other documents required to be delivered by the parties thereto as expressly set forth therein shall have been delivered.

(d) Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have been consummated.

(e) Mutual Release. That certain Mutual Release and Waiver attached hereto as Exhibit I (the “Mutual Release”) shall have been executed and delivered by each of the Persons indicated therein as parties on such Mutual Release.

(f) Waiver of Dissenters’ Rights. The holders of at least ninety-three percent (93%) of the Common Shares issued and outstanding immediately prior to the Effective Time shall have signed the Stockholders Written Consent or otherwise waived, by operation of law or otherwise, the right to exercise dissenter’s rights under the Appraisal Rights Provisions.

(g) No Termination. None of the parties shall have terminated this Agreement in accordance with Section 9.1 hereof.

8.2 Additional Conditions to Obligations of Buyer and MergerCo. The obligations of Buyer and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer and MergerCo at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect”, or similar terms set forth therein) shall be true and correct in all respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or are made as of the date hereof, in which case such representations and warranties shall be true and correct in all respects as of such date), in each case of clauses (i) and (ii) above, without giving effect to the transactions contemplated by this Agreement or any other Transaction Document, and except where the failure of such representations and warranties (taken as a whole) to be so true and correct has not had a Company Material Adverse Effect.

(b) Performance and Obligations of the Company. The Company shall have, and shall have caused its Subsidiaries to have, performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by the Company or its Subsidiaries on or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred.

(d) Officer’s Certificates. The Buyer shall have received certificates in form and substance reasonably satisfactory to the Buyer from (i) the Company, which is executed and delivered by the Company’s Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, (A) stating therein that the conditions set forth in Sections 8.2(a), (b), and (c) have been satisfied in all respects, (B) certifying as to (1) the Certificate of Incorporation and By-Laws, each as in effect from the date of this Agreement until the Closing Date and (2) a copy of the votes and authorizing resolutions of the Company Board and the Stockholder Written Consent authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents, and (C) providing specimen signatures of the officers of the Company, and (ii) from each of the Company’s Subsidiaries, which is executed and delivered by their respective Chief Executive Officer or Chief Financial Officer (or Person’s exercising similar authority), dated as of the Closing Date, (A) certifying, as applicable, to (1) such Subsidiary’s articles or certificate of incorporation, bylaws, operating agreements, limited liability company agreements, partnership agreements, and other similar organizational and governing documents, each as in effect from the date of this Agreement until the Closing Date and (2) a copy of the Subsidiaries’ Approvals and any other votes and authorizing resolutions of the requisite number of directors, stockholders, members, managers, partners or other Persons exercising similar authority authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents, and (C) providing specimen signatures of the officers or authorized agents of such Subsidiaries.

(e) Certificates of Existence and Good Standing. The Buyer shall have received certificates of existence and good standing of the Company and each of its Subsidiaries dated within twenty (20) days prior to the Closing Date from, as applicable, the State of its incorporation or formation, and each other jurisdiction in which the character of their respective properties or in which the transaction of their respective businesses makes qualification as a foreign entity necessary.

(f) Third-Party Consents. The Company shall have delivered to Buyer written consents or waivers in a form reasonably satisfactory to Buyer of the third parties to those contracts set forth on Schedule 8.2(f), and all such consents and waivers shall be in full force and effect.

(g) Approvals of Governmental Bodies. The Merger shall have been approved by the Colorado Department of Public Health and Environment and Buyer shall have received copies of all material notices sent thereto by or on behalf of the Company or any of its Subsidiaries, and copies of all approvals and consents received therefrom by the Company or any of its Subsidiaries.

(h) Additional Company Deliverables.

(i) Escrow Agreement. The Stockholders’ Representative shall have executed and delivered the Escrow Agreement to Buyer and the Escrow Agent.

(ii) Buyer Operating Agreement. Management Company shall have executed and delivered to the MPT TRS Entity the Buyer Operating Agreement.

(iii) Payoff Letters. The Company shall have delivered or caused to be delivered payoff letters in respect of all Indebtedness of the Company and its Subsidiaries to be paid at Closing, including any principal, interest, fees or penalties outstanding or accrued thereunder, in each case, as of the Effective Time.

(iv) Management Agreement. Management Company shall have executed and delivered the Management Agreement to the Surviving Corporation.

(v) Termination of Agreements. The Company shall have delivered, or caused the applicable Company Subsidiary to deliver, evidence reasonably satisfactory to the Buyer of the termination, amendment or restatement, as applicable, of the Contracts identified on Schedule 8.2(h)(v).

(vi) Certificate of Merger. The Certificate of Merger shall have been executed and delivered by the Surviving Corporation.

(vii) Cooperation Agreement. The Company shall have, and shall have caused the Affiliated Ernest Health Lessees, and the Affiliated Ernest Health Borrowers to have, executed and delivered to the Buyer the Cooperation Agreement.

(viii) Employment Terminations. The Company shall have delivered to Buyer evidence that all of the Persons identified at items 1 through 4 on Schedule 8.2(h)(viii), and not less than ten (10), in the aggregate, of all Persons listed on Schedule 8.2(h)(viii), shall have terminated, as of the Effective Time, their employment with the Company and/or its Subsidiaries, as applicable, and accepted employment with the Management Company as of the Effective Time.

(ix) Management Company. Immediately following the consummation of the transactions contemplated by the Contribution Agreement and prior to the Effective Time, Darby Brockette, Keith Longson, David Fuller and Danny Banks shall, in the aggregate, hold not less than a majority of the issued and outstanding equity interests of Management Company.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Company at or prior to the Effective Time:

(a) Representations and Warranties. Each of the representations and warranties of Buyer and MergerCo contained in this Agreement (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or similar terms set forth therein) shall be true and correct in all respects as of the date when made and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date) subject to changes permitted by this Agreement or any other Transaction Document, except where the failure of such representations and warranties (taken as a whole) to be so true and correct has not had a Buyer Material Adverse Effect.

(b) Performance of Obligations of Buyer and MergerCo. Each of Buyer and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate executed and delivered by Buyer’s Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

(d) Additional Buyer and MergerCo Deliverables.

(i) Escrow Agreement. Buyer shall have executed and delivered the Escrow Agreement to the Stockholders’ Representative and the Escrow Agent.

(ii) Management Agreement. Buyer shall have caused the Surviving Corporation to execute and deliver the Management Agreement to Management Company.

(iii) Buyer Operating Agreement. MPT TRS Entity shall have executed and delivered the Buyer Operating Agreement to Management Company.

(iv) Acquisition Promissory Note. MergerCo shall have executed and delivered to the MPT TRS Entity the Acquisition Promissory Note.

(v) Cooperation Agreement. Buyer shall have, and shall have caused the Affiliated MPT Property Companies and the Affiliated MPT TRS Lender Companies to have, executed and delivered to the Company the Cooperation Agreement.

8.4 Frustration of Closing Conditions. Neither the Company nor Buyer may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its material obligations under this Agreement, to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 7.10.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by the written consent of Buyer (on behalf of itself and MergerCo) and the Company;

(b) by either the Company, on the one hand, or Buyer, on the other hand, by written notice to the other if any Governmental Body of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable;

(c) by either the Company, on the one hand, or Buyer, on the other hand, by written notice to the other, if the consummation of the Merger shall not have occurred on or before May 1, 2012 (the “Termination Date”); provided, however, that the right to terminate the Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(d) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Buyer if there occurs a breach of any representation, warranty or covenant of Buyer or MergerCo contained in this Agreement, such that the conditions set forth in Section 8.1 or Section 8.3 cannot be satisfied or cured prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to Buyer;

(e) by Buyer, if neither Buyer nor MergerCo is then in material breach of any term of this Agreement, upon written notice to the Company if there occurs a breach of any representation, warranty or covenant of the Company contained in this Agreement, such that the conditions set forth in Section 8.1 or Section 8.2 cannot be satisfied or cured prior to the Termination Date; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer or MergerCo to the Company.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer, MergerCo, the Company, or the Stockholders’ Representative, or any of their respective directors, officers, employees, partners, managers, members or stockholders, and all rights and obligations of any party hereto shall cease, except that the provisions contained in, and the definitions pertaining to, Section 7.3, Section 7.5, this Section 9.2 and Article XI shall survive the termination of this Agreement; provided, however, that notwithstanding the foregoing, no party shall be relieved or released from any liabilities or damages arising out of its wrongful repudiation, termination or intentional and knowing breach by such party of a representation, warranty or covenant prior to such termination.

ARTICLE X

STOCKHOLDERS’ REPRESENTATIVE

10.1 Appointment. The Stockholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Stockholders’ Representative. The Stockholders’ Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement or the Escrow Agreement, including, without limitation, executing the Escrow Agreement as Stockholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement and/or the Escrow Agreement, defending all disputes pursuant to Section 2.5 hereof, consenting to, compromising or settling all disputes pursuant to Section 2.5, conducting negotiations with Buyer, the Surviving Corporation and their respective agents regarding such disputes, dealing with Buyer, the Surviving Corporation and the Escrow Agent under this Agreement and the Escrow Agreement, taking any other actions specified in or contemplated by this Agreement or the Escrow Agreement, and engaging counsel, accountants or other Representatives in connection with the foregoing matters.

10.2 Authorization. The Stockholders’ Representative shall have the authority to:

(a) Receive all notices or documents given or to be given to the Common Equity Holders or Rollover Holders pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(b) Engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby, as the Stockholders’ Representative may in its sole discretion deem necessary or appropriate; and

(c) Take such action as the Stockholders’ Representative may in its sole discretion deem necessary or appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer or MergerCo contained in this Agreement or in any document delivered by Buyer or MergerCo pursuant hereto; (ii) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement or the Escrow Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Stockholders’ Representative, required under this Agreement or the Escrow Agreement; and (iv) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement or the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 7.7 and any waiver of any obligation of Buyer or the Surviving Corporation; provided, however, that the Stockholders’ Representative may not take any action that disparately and adversely affects any Common Equity Holder or Rollover Holder (in their capacities as such) as compared to each other Common Equity Holder (including the Stockholders’ Representative, in its capacity as a Common Equity Holder) or Rollover Holder, and the Stockholders’ Representative may not waive or materially impair the rights of any Indemnified Party under Section 7.7.

10.3 Agency. Notwithstanding any provision herein to the contrary, the Stockholders’ Representative is not an agent of the Common Equity Holders or Rollover Holders, and shall have no duties to the Common Equity Holders or Rollover Holders or liability to the Common Equity Holders or Rollover Holders with respect to any action taken, decision made or instruction given by the Stockholders’ Representative in connection with the Escrow Agreement or this Agreement.

10.4 Indemnification of Stockholders’ Representative. The Stockholders’ Representative shall be indemnified by the Common Equity Holders and Rollover Holders for and shall be held harmless against any loss, liability or expense incurred by the Stockholders’ Representative or any of its Affiliates and any of their respective Representatives or controlling persons, in each case, relating to the Stockholders’ Representative’ conduct as Stockholders’ Representative, other than losses, Liabilities or expenses resulting from the Stockholders’ Representative’s willful misconduct in connection with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The Stockholders’ Representative shall have the right to cause the satisfaction of some or all of such indemnification obligations using any then available proceeds of the Stockholders’ Representative Expense Amount. The Stockholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, and the Stockholders’ Representative shall not be liable to the Common Equity Holders or Rollover Holders or the Escrow Agent or any other person in connection therewith. In no event shall the Stockholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

10.5 Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Common Equity Holder or Rollover Holder or any party hereunder and (b) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

10.6 Orders. The Stockholders’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or entered by any court of competent jurisdiction or arbitrator with respect to any dispute arising hereunder or under the Escrow Agreement. If any portion of the Escrow Fund is disbursed to the Stockholders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Stockholders’ Representative complies with any such order, writ, judgment or decree, it shall not be liable to any Common Equity Holder or Rollover Holder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

10.7 Removal of Stockholders’ Representative; Authority of Stockholders’ Representative. A majority in interest of the Stockholders, voting together as a single class, shall have the right at any time to remove the then-acting Stockholders’ Representative and to appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by such majority in interest of the Stockholders with respect to such removal and appointment, together with an acknowledgement signed by the successor Stockholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Stockholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement and the Escrow Agreement applicable to the Stockholders’ Representative. For purposes of the above, a majority in interest of the Stockholders shall be determined on the basis of each Stockholder’s pro rata Common Stock holdings prior to the Closing. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Stockholders’ Representative.

10.8 Expenses of the Stockholders’ Representative. The Stockholders’ Representative Expense Amount shall be held and controlled by the Stockholders’ Representative to reimburse the out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing all of its duties and obligations under this Agreement and the Escrow Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile (providing proof of receipt) to the parties at the following addresses (or at such other address for a party as specified by like notice):

If to the Company, to:

Ernest Health, Inc.
7770 Jefferson Street, NE, Suite 320
Albuquerque, NM 87109
Attn: Keith Longson
Facsimile: (505) 856-6800

with copy to:

Goodwin Procter LLP
The New York Times Building

620 Eighth Avenue
New York, NY 10018
Attn: Stuart L. Rosenthal, Esq.
Facsimile: (212) 355-3333

If to Buyer or MergerCo, to:

c/o Ernest Health, Inc.
7770 Jefferson Street, NE, Suite 320
Albuquerque, NM 87109
Attn: Keith Longson
Facsimile: (505) 856-6800

with a copy to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: Stuart L. Rosenthal, Esq.
Facsimile: (212) 355-3333

and

c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
Attn: Legal Department
Facsimile: (205) 969-3756

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1600 Wells Fargo Tower
420 Twentieth Street North
Birmingham, AL 35203
Attn: Thomas O. Kolb, Esq.
Facsimile: (205) 322-8007

If to MPT TRS Entity:

c/o MPT Operating Partnership, L.P.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
Attn: Legal Department
Facsimile: (205) 969-3756

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1600 Wells Fargo Tower
420 Twentieth Street North
Birmingham, AL 35203
Attn: Thomas O. Kolb, Esq.
Facsimile: (205) 322-8007

If to Stockholders’ Representative or any other FFC Funds, to:

c/o Ferrer Freeman & Company, LLC
10 Glenville Street
Greenwich, CT 06831
Attn: David Freeman
Facsimile: (203) 532-8016

with a copy to:

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attn: Stuart L. Rosenthal, Esq.
Facsimile: (212) 355-3333

11.2 Disclosure Schedules. Certain information set forth in the schedules to this Agreement (as may be amended from time to time by a Schedule Supplement, the “Schedules”) is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, MergerCo, the Company, the Surviving Corporation or the Stockholders’ Representative on behalf of the Common Equity Holders and Rollover Holders, as applicable. The section number headings in the Schedules correspond to the section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where the relevance of such disclosure is reasonably apparent on its face, whether or not there is a schedule reference in such other section; provided, however, that the parties shall use their reasonable efforts to include such applicable schedule cross-references in each of the Schedules regardless of whether the relevance of such disclose is reasonable apparent of its face. From the date of this Agreement until the Closing Date, (a) the Company shall amend and/or supplement the Schedules to reflect (i) any deficiencies or inaccuracies in such Schedule arising out of circumstances or matters which occurred or existed at or prior to the date hereof, and (ii) any deficiencies or inaccuracies in such Schedule arising out of circumstances or matters which first occurred or arose after the date of hereof, where such deficiency or inaccuracy would cause a failure of any condition set forth in Section 8.1 or Section 8.2, and (b) the Company may amend and/or supplement the Schedules with respect to any other matter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described on such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article IV (any such amendment or supplement, a “Schedule Supplement”); provided, that, no additions, changes, or disclosures contained in any Schedule Supplement shall be deemed to cure any breach or inaccuracy of a representation or warranty, covenant or agreement or to satisfy any condition unless otherwise agreed to in writing by the Buyer or be considered for purposes of establishing whether or not the closing conditions set forth in Section 8.1 or Section 8.2 have been satisfied.

11.3 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

11.4 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

11.5 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. As used herein, the terms “provided to”, “delivered”, “made available to” and terms of similar import shall mean, with respect to any documents or information provided, delivered or made available by the Company or any of its Subsidiaries, Affiliates or Representatives to Buyer, MergerCo or any of their respective Representatives or Affiliates, all documents and information provided, delivered, or made available in any form and by any means, including, without limitation, by posting to any virtual data room established by or on behalf of the Company and to which Buyer, MergerCo and/or any of their respective Representatives or Affiliates has been granted access.

11.6 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Buyer (on behalf of Buyer and MergerCo), on the one hand, and the Company, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and each other Transaction Document.

11.7 Choice of Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

11.8 Service of Process; Venue. For purposes of this Agreement, each of the parties hereto hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with this Section 11.8 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such legal action, suit or proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

11.9 Specific Performance and Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), in addition to any other remedy at law or equity, exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Company, the FFC Funds, and the Stockholders’ Representative, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, MergerCo, or MPT TRS Entity, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 11.9, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 11.9 in any court other than the aforesaid courts. For purposes of this Section 11.9, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 11.8 of this Agreement.

(b) If the Closing shall not have occurred because of a breach by any of the parties of their respective obligations under this Agreement and all of the conditions to such parties’ obligations as set forth in Article VIII have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of such parties’ respective obligations under this Agreement), then the non-breaching parties shall have the right to a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur. If any of the non-breaching parties brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the breaching parties, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such action.

11.10 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after the execution of the Stockholder Written Consent, no amendment shall be made that by law requires further approval by the holders of Common Shares without obtaining such requisite approval.

11.11 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

11.13 No Survival.

(a) The representations and warranties of the parties set forth in this Agreement shall terminate as of the Effective Time, other than the representations and warranties of the Company in Sections 4.1(b), 4.3(c), and 4.4(a)(ii), and the representations and warranties of Buyer and MergerCo in Sections 5.2 and 5.3(b), each of which shall survive indefinitely.

(b) The FFC Funds hereby join in this Agreement for the purpose of making to the Buyer and MergerCo all of the representations and warranties set forth in Sections 4.1(b), 4.3(c), and 4.4(a)(ii) hereof, each of which shall survive indefinitely. The FFC Funds shall be jointly and severally liable for any Losses arising out of any breach of any of the representations and warranties made in such sections, including, without limitation, with respect to all reasonable attorney fees incurred by the Buyer, MergerCo or any of their respective Affiliates in connection therewith.

11.14 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

11.15 Waiver of Conflicts. Recognizing that Goodwin Procter LLP has acted as legal counsel to certain of the Stockholders and the Company and its Subsidiaries prior to the Closing, and that Goodwin Procter LLP intends to act as legal counsel to certain of the Stockholders after the Closing, each of Buyer and the Surviving Corporation (including on behalf of their respective Subsidiaries and Affiliates) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Goodwin Procter LLP representing the Stockholders’ Representative, any of the FFC Funds, or any of the Stockholders after the Closing as such representation may relate to Buyer or the Surviving Corporation or the transactions contemplated herein or in any other Transaction Document. In addition, all attorney-client privileged communications involving any Stockholders and its Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall belong solely to such Stockholders and their Affiliates (and not the Surviving Corporation and its Subsidiaries). Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Stockholders and their Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and (ii) to the extent that files of Goodwin Procter LLP in respect of such engagement constitute property of the client, only the applicable Stockholders and their Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights.

11.16 Exhibits Within Exhibits. All exhibits or schedules referenced within any of the Exhibits attached hereto, which are not otherwise attached in an agreed upon form to such Exhibit, this Agreement, or the Real Property Asset Purchase Agreement, shall be mutually agreed to by the parties.

11.17 Miscellaneous. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person any rights or remedies hereunder. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

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ANNEX A

DEFINED TERMS

“Accounting Referee” shall have the meaning as set forth in Section 2.5(b)(ii).

“Acquisition Promissory Note” shall have the meaning set forth in the Recitals.

“Acquisition Transaction” shall have the meaning as set forth in Section 7.6.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Affiliated Ernest Health Borrowers” means, collectively, (i) Mountain Valley Regional Rehabilitation Hospital, Inc., a Delaware corporation, (ii) South Texas Rehabilitation Hospital, LP, a Delaware limited partnership, (iii) Rehabilitation Hospital of Southern New Mexico, Inc., a Delaware corporation, and (iv) Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company.

“Affiliated Ernest Health Lessees” means, collectively, (i) Northern Colorado Rehabilitation Hospital, Inc., a Colorado corporation, (ii) Advanced Care Hospital of Northern Colorado, LLC, a Delaware limited liability company d/b/a Northern Colorado Long Term Acute Hospital, (iii) Northern Idaho Advanced Care Hospital, Inc., a Delaware corporation, (iv) Southwest Idaho Advanced Care Hospital, Inc., a Delaware corporation, (v) Advanced Care Hospital of Montana, Inc., a Delaware corporation, (vi) Greenwood Regional Rehabilitation Hospital, LLC, a South Carolina limited liability company, (vii) New Braunfels Regional Rehabilitation Hospital, Inc., a Delaware corporation, (viii) Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company d/b/a Mesquite Rehabilitation Institute, LLC, (ix) Mesquite Specialty Hospital, LP, a Delaware limited partnership, (x) Laredo Specialty Hospital, LP, a Delaware limited partnership, (xi) Utah Valley Specialty Hospital, Inc., a Delaware corporation, (xii) Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company, and (xiii) Spartanburg Rehabilitation Institute, Inc., a Delaware corporation f/k/a Spartanburg Regional Rehabilitation Hospital, Inc.

“Affiliated MPT Property Companies” means, collectively, (i) MPT of Johnstown, LLC, a Delaware limited liability company, (ii) MPT of Post Falls, LLC, a Delaware limited liability company, (iii) MPT of Boise, LLC, a Delaware limited liability company, (iv) MPT of Billings, LLC, a Delaware limited liability company, (v) MPT of Greenwood, LLC, a Delaware limited liability company, (vi) MPT of Comal County, LLC, a Delaware limited liability company, (vii) MPT of Mesquite, LLC, a Delaware limited liability company, (viii) MPT of Laredo, LLC, a Delaware limited liability company, (ix) MPT of Provo, LLC, a Delaware limited liability company, and (x) MPT of Casper, LLC, a Delaware limited liability company.

“Affiliated MPT TRS Lender Companies” means, collectively, (i) MPT of Prescott Valley Hospital, LLC, a Delaware limited liability company, (ii) MPT of Brownsville Hospital, LLC, a Delaware limited liability company, and (iii) MPT of Las Cruces Hospital, LLC, a Delaware limited liability company.

“Affiliated MPT Primary Lender Companies” means, collectively, (i) MPT of Prescott Valley, LLC, a Delaware limited liability company, (ii) MPT of Brownsville, LLC, a Delaware limited liability company, and (iii) MPT of Las Cruces, LLC, a Delaware limited liability company.

“Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Options outstanding immediately prior to the Effective Time.

“Aggregate Preferred Preference Amount” shall mean an amount equal to the sum of (i) the Series A Preference Amount, plus (ii) the Series B Preference Amount, plus (iii) the Series C Preference Amount.

“Aggregate Promissory Note Proceeds Amount” shall mean an amount equal to the aggregate outstanding principal amount and accrued interest as of immediately prior to the Effective Time of all Stockholder Notes.

“Agreement” shall have the meaning as provided in the Preamble.

“Appraisal Rights Provisions” shall have the meaning as provided in Section 2.4(a).

“Base Balance Sheet” shall have the meaning as set forth in Section 4.5(a)(ii).

“Benefit Plans” shall have the meaning as set forth in Section 4.10(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or the office of the Secretary of State of the State of Delaware, are authorized or required by law to close.

“Business Employees” shall have the meaning set forth in Section 4.11(a).

“Buyer” shall have the meaning as provided in the Preamble.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the financial condition, business, results of operations, or assets of the Buyer or its Affiliates, including without limitation, MergerCo, taken as a whole, except for any such effects resulting from or relating to (i) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the matters set forth in the Schedules, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Schedules, (ii) changes in general business, economic or financial market conditions, so long as such change does not adversely affect the Buyer or its Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iii) changes in national or international political or social conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) so long as such change does not adversely affect the Buyer or its

Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iv) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change does not adversely affect the Buyer or its Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (v) changes in conditions generally applicable to businesses in the same or similar industries as the Buyer and its Affiliates, so long as such change does not adversely affect the Buyer or its Affiliates, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate; (vi) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body applicable to the Buyer and its Affiliates; and (vii) changes in GAAP or its application.

“Buyer Operating Agreement” shall have the meaning as provided in the Recitals.

“By-laws” shall have the meaning as set forth in Section 4.1(a).

“Cash and Cash Equivalents” shall mean all cash and cash equivalents determined in accordance with GAAP as of immediately prior to the consummation of the transactions contemplated by the Real Property Asset Purchase Agreement and this Agreement, minus the aggregate outstanding amount of uncashed checks written by the Company or any of its Subsidiaries.

“Certificate of Incorporation” shall have the meaning as set forth in Section 4.1(a).

“Certificate of Merger” shall have the meaning as set forth in Section 1.2.

“Certificates” shall have the meaning as set forth in Section 3.1(a).

“Closing” shall have the meaning as set forth in Section 1.4.

“Closing Cash” shall have the meaning as set forth in Section 2.5(b)(i).

“Closing Company Transaction Expenses” shall have the meaning as set forth in Section 2.5(b)(i).

“Closing Date” shall have the meaning as set forth in Section 1.4.

“Closing Date Merger Consideration” shall mean an amount equal to the difference between:

(i) the sum of (A) the Merger Consideration, plus (B) the Estimated Cash and Cash Equivalents, plus (C) if the Estimated Net Working Capital is greater than the Target Net Working Capital, the Working Capital Adjustment Amount, minus

(ii) the sum of (A) the Estimated Closing Indebtedness, plus (B) the Estimated Company Transaction Expenses, plus (C) if the Estimated Net Working Capital is less than the Target Net Working Capital, the Working Capital Adjustment Amount, plus (D) the Escrow Amount, plus (E) the Stockholders’ Representative Expense Amount.

“Closing Date Option Consideration” shall have the meaning as set forth in Section 2.3(a).

“Closing Indebtedness” shall have the meaning as set forth in Section 2.5(b)(i).

“Closing Net Working Capital” shall have the meaning as set forth in Section 2.5(b)(i).

“Closing Statement” shall have the meaning as set forth in Section 2.5(b)(i).

“Closing Statement Response Notice” shall have the meaning as set forth in Section 2.5(b)(i).

“CMS” shall mean the Centers for Medicare & Medicaid Services.

“Code” shall have the meaning as set forth in Section 3.4(b).

“Co-Located Operators” shall mean, collectively,

(a)	Advanced Care Hospital of Northern Colorado, LLC, a Delaware limited liability company;

(b)	Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company; and

(c)	Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company.

“Commitment Letters” shall have the meaning as set forth in Section 5.4.

“Common Equity Holder” shall mean a Common Stockholder and/or an Optionholder, as applicable.

“Common Share” shall mean a share of the Company’s Common Stock.

“Common Stock” shall mean the Company’s Common Stock, par value $.01 per share. As used herein, “Common Stock” shall include any shares of Common Stock that have been issued by the Company to Person(s) pursuant to restricted stock or similar agreements that impose vesting and/or repurchase or forfeiture requirements on such shares.

“Common Stockholder” shall mean a holder of Common Shares.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Material Adverse Effect” shall mean a material adverse effect on the financial condition, business, results of operations, or assets of, the Company and its Subsidiaries, taken as a whole, except for any such effects resulting from or relating to (i) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the matters set forth in the Schedules, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Schedules, (ii) changes in general business, economic or financial market conditions, so long as such change does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iii) changes in national or international political or social conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) so long as such change does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iv) the failure of the Company to achieve any periodic earnings, revenue, expense or other estimated projections or budget, (v) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (vi) changes in conditions generally applicable to businesses in the same or similar industries as the Company and its Subsidiaries, so long as such change does not adversely affect the Company or its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate; (vii) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body applicable to the Company and its Subsidiaries; and (viii) changes in GAAP or its application.

“Company Permits” shall have the meaning as set forth in Section 4.15(a).

“Company Shares” shall mean the Common Shares, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Company Transaction Expenses” shall mean all outstanding fees and expenses of the Company, its Subsidiaries and the Stockholders’ Representative incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including, without limitation, (x) those expenses which are payable to Goodwin Procter LLP and Lazard Middle Market LLC, (y) any and all Transaction Bonuses, and (z) any and all amounts due from the Company to former employees pursuant to any separation, termination or similar agreement.

“Confidentiality Agreement” shall have the meaning as set forth in Section 7.3.

“Contracts” means all contractual agreements, whether written or oral, relating to or affecting the assets or the operation of the Facilities to which the Company or any of its Subsidiaries is a party, and all contracts, agreements or offers with regard to the development and construction of any additional healthcare facilities to which the Company or any of its Subsidiaries is a party.

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“Cooperation Agreement” shall mean the Cooperation Agreement to be entered into at the Closing by and among the Company, the Affiliated Ernest Health Lessees, the Affiliated Ernest Health Borrowers, Buyer, and the other parties thereto, substantially in the form mutually agreed to by such parties thereto, pursuant to which each of them shall agree to cooperate and take all reasonably necessary actions to cause certain organizational and governing documents of the Company’s Subsidiaries to be amended and/or restated as reflected therein.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning as set forth in Section 2.4(a).

“Dissenting Stockholders” shall have the meaning as set forth in Section 2.4(a).

“Effective Time” shall have the meaning as set forth in Section 1.2.

“Elkhorn LLC” means Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest, restrictions or easements or other encumbrance of any kind or nature whatsoever.

“Equity Holder” shall mean a holder of Company Shares (including Rollover Shares) and/or an Optionholder, as applicable.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 4.14(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that include the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” shall have the meaning as set forth in Section 2.6(a).

“Escrow Agreement” shall have the meaning as set forth in Section 2.6(a).

“Escrow Amount” shall mean an amount equal to Six Hundred Thousand and No/100 Dollars ($600,000.00).

“Escrow Fund” shall have the meaning as set forth in Section 2.6(a).

“Estimated Cash and Cash Equivalents” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.5(a).

“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” shall have the meaning as set forth in Section 2.5(a).

“Facilities” shall mean, collectively, the hospitals operated by:

(a)	Advanced Care Hospital of Montana, Inc., a Delaware corporation;

(b)	Advanced Care Hospital of Northern Colorado, LLC, a Delaware limited liability company;

(c)	Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company.

(d)	Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company;

(e)	Greenwood Regional Rehabilitation Hospital LLC, a South Carolina limited liability company;

(f)	Laredo Specialty Hospital, LP, a Delaware limited partnership;

(g)	Mesquite Specialty Hospital, LP, a Delaware limited partnership;

(h)	Mountain Valley Regional Rehabilitation Hospital, Inc., a Delaware corporation;

(i)	New Braunfels Regional Rehabilitation Hospital, Inc., a Delaware corporation;

(j)	Northern Colorado Rehabilitation Hospital, Inc., a Colorado corporation;

(k)	Northern Idaho Advanced Care Hospital, Inc., a Delaware corporation;

(l)	Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company;

(m)	Rehabilitation Hospital of Southern New Mexico, Inc., a Delaware corporation;

(n)	South Texas Rehabilitation Hospital, LP, a Delaware limited partnership;

(o)	Southwest Idaho Advanced Care Hospital, Inc., a Delaware corporation;

(p)	Spartanburg Rehabilitation Institute, Inc., a Delaware corporation f/k/a Spartanburg Regional Rehabilitation Hospital, Inc.; and

(q)	Utah Valley Specialty Hospital, Inc., a Delaware corporation.

“FFC Funds” shall have the meaning as set forth in the Preamble of the Agreement.

“Final Closing Adjustment Amount” shall have the meaning as set forth in Section 2.5(b)(iv).

“Financial Statements” shall have the meaning as set forth in Section 4.5(a).

“Financing Documents” shall have the meaning as set forth in Section 4.1(b).

“FTC” shall have the meaning as set forth in Section 7.13.

“Fully Diluted Shares Outstanding” shall mean the sum, without duplication, of (i) the number of Common Shares (including Rollover Shares) issued and outstanding immediately prior to the Effective Time, plus (ii) the number of Common Shares issuable upon exercise of all Options outstanding immediately prior to the Effective Time.

“GAAP” shall mean U.S. generally accepted accounting principles, as applied on a basis that is consistent with the Company’s Financial Statements.

“Governmental Body” shall mean any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body, including the Securities and Exchange Commission.

“Government Programs” shall mean the government programs under Title XVIII of the Social Security Act (“Medicare”), Title XIX of the Social Security Act (“Medicaid”) and the TRICARE/CHAMPUS Program.

“Health Benefit Laws” shall mean laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, SCHIP, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of workers compensation, utilization review, third party administrative services, case management, and coordination of benefits.

“Health Compliance Laws” shall mean all applicable laws pertaining to billing, kickbacks, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, including, without limitation, the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback Statute (42 U.S.C. Section 1320a-7a(b)), the Stark Law, the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. Section 1347), Mail Fraud (18 U.S.C Section 1341), Wire Fraud (18 U.S.C. Section 1343), Theft or Embezzlement (18 U.S.C. Section 669), Fraud and False Statements (18 U.S.C. Section 1001), False Statements Relating to Health Care Matters (18 U.S.C. Section 1035), and any other applicable federal health care law or equivalent state statutes or any rule or regulation promulgated by a Governmental Body with respect to any of the foregoing, as any of the same may be amended, modified and/or restated from time to time.

“Healthcare Laws” shall mean Health Benefit Laws, Health Compliance Laws and Information Privacy and Security Laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

“Indebtedness” shall mean (i) any indebtedness of the Company or any of its Subsidiaries for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, (ii) any indebtedness of the Company or any of its Subsidiaries evidenced by a note, bond, debenture or other similar security, (iii) any lease that has been accounted for as a capital lease on the balance sheet of the Company or any of its Subsidiaries, as applicable, prepared in accordance with GAAP and (iv) any indebtedness referred to in clauses (i) through (iii) above of any Person which is either guaranteed by, or secured by an Encumbrance upon any property or asset owned by, the Company or any of its Subsidiaries; provided, however, that for the avoidance of doubt, Indebtedness shall exclude the amount of the Company Transaction Expenses, and shall further exclude the CIT Loan (as defined in the Real Property Asset Purchase Agreement) if and to the extent the CIT Loan is satisfied out of the proceeds payable to the Company pursuant to the Real Property Asset Purchase Agreement.

“Indemnified Parties” shall have the meaning as set forth in Section 7.7(a).

“Information Privacy or Security Laws” shall mean the HIPAA Laws and any other laws concerning the privacy and/or security of Personal Information, including but not limited to the Gramm-Leach-Bliley Act, state data breach notification laws, state health information privacy laws, the Federal Trade Commission Act and state consumer protection laws.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any debtor relief laws with respect to the Company or any of its Subsidiaries, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership or other similar case or proceeding with respect to the Company or any of its Subsidiaries, or with respect to any of their assets or properties, (c) any liquidation, dissolution, reorganization or winding up of the Company or any of its Subsidiaries, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company or any of its Subsidiaries.

“Insurance Policies” shall have the meaning as set forth in Section 4.14.

“Intellectual Property” shall mean (i) patents, registered and unregistered trademarks and service marks, brand names, trade names, domain names, copyrights, designs and trade secrets and (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs.

“IRF Operators” shall mean, collectively:

(a)	Elkhorn Valley Rehabilitation Hospital, LLC, a Delaware limited liability company;

(b)	Greenwood Regional Rehabilitation Hospital LLC, a South Carolina limited liability company;

(c)	Mountain Valley Regional Rehabilitation Hospital, Inc., a Delaware corporation;

(d)	New Braunfels Regional Rehabilitation Hospital, Inc., a Delaware corporation;

(e)	Northern Colorado Rehabilitation Hospital, Inc., a Colorado corporation;

(f)	South Texas Rehabilitation Hospital, LP, a Delaware limited partnership;

(g)	Rehabilitation Hospital of Mesquite, LLC, a Delaware limited liability company;

(h)	Rehabilitation Hospital of Southern New Mexico, Inc., a Delaware corporation; and

(i)	Spartanburg Rehabilitation Institute, Inc., a Delaware corporation f/k/a Regional Rehabilitation Hospital, Inc.

“Joint Commission” shall mean The Joint Commission, formerly known as the Joint Commission on Accreditation of Healthcare Organizations.

“Knowledge” or “Knowledge of the Company” shall mean with respect to the Company, the actual knowledge of a particular fact or matter, after due inquiry, of any of Darby Brockette, Keith Longson, Coe Schlicher, Tony Hernandez, David Fuller, or Denise Kann.

“Labor Proceeding” shall have the meaning as set forth in Section 4.11(e).

“Letter of Transmittal” shall have the meaning as set forth in Section 3.1(a).

“Liability” or “Liabilities” shall mean any direct or indirect liabilities, Indebtedness, commitments, obligations, duties or responsibilities of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured due or to become due, asserted or unasserted or known or unknown and regardless of whether it is accrued or required to be accrued or disclosed pursuant to GAAP.

“Licenses” shall mean all notifications, licenses, permits, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Body (including, without limitation, all provider agreements), and applications, amendments and modifications of any of the foregoing.

“Litigation” shall mean any litigation, claims, disputes, suits, actions, proceedings, inquiries, arbitration, mediation, or investigations.

“Losses” shall mean any and all losses, damages, awards, judgments, costs and expenses actually suffered or incurred by a Person; provided, that Losses shall not include any consequential, incidental or indirect damages, diminution in value damages, lost profits or punitive, special or exemplary damages, and in particular, without limitation, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

“LTCH Operators” shall mean, collectively:

(a)	Advanced Care Hospital of Montana, Inc., a Delaware corporation;

(b)	Advanced Care Hospital of Northern Colorado, LLC, a Delaware limited liability company;

(c)	Advanced Care Hospital of Southern New Mexico, LLC, a Delaware limited liability company.

(d)	Laredo Specialty Hospital, LP, a Delaware limited partnership;

(e)	Mesquite Specialty Hospital, LP, a Delaware limited partnership;

(f)	Northern Idaho Advanced Care Hospital, Inc., a Delaware corporation;

(g)	Southwest Idaho Advanced Care Hospital, Inc., a Delaware corporation; and

(h)	Utah Valley Specialty Hospital, Inc., a Delaware corporation.

“Management Agreement” shall have the meaning set forth in the Recitals.

“Management Company” means Guiding Health Management Group, LLC, a Delaware limited liability company.

“Material Contracts” shall have the meaning as set forth in Section 4.12(b).

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall mean an amount equal to $100,000,000.

“MPT Operating Partnership” shall have the meaning as set forth in Section 5.4.

“MPT TRS Entity” shall have the meaning as set forth in the Preamble.

“MPT TRS Subsidiaries” means, collectively, (i) MPT of Johnstown Hospital, LLC, a Delaware limited liability company, (ii) MPT of Post Falls Hospital, LLC, a Delaware limited liability company, (iii) MPT of Boise Hospital, LLC, a Delaware limited liability company, (iv)

MPT of Billings Hospital, LLC, a Delaware limited liability company, (v) MPT of Greenwood Hospital, LLC, a Delaware limited liability company, (vi) MPT of Comal County Hospital, LLC, a Delaware limited liability company, (vii) MPT of Mesquite Hospital, LLC, a Delaware limited liability company, (viii) MPT of Laredo Hospital, LLC, a Delaware limited liability company, (ix) MPT of Provo Hospital, LLC, a Delaware limited liability company, and (x) MPT of Casper Hospital, LLC, a Delaware limited liability company.

“Mutual Release” shall have the meaning as set forth in Section 8.1(e).

“Net Real Estate Proceeds” shall mean all cash consideration received by the Company in connection with the transactions contemplated by the Real Property Asset Purchase Agreement, net of (i) the portion of such cash consideration used to satisfy any of the outstanding Indebtedness of the Company and/or any of its Subsidiaries and (ii) the portion of such cash consideration that is subject to distribution by Elkhorn LLC to Wyoming Medical Center, a Wyoming nonprofit corporation, the holder of a 25% membership interest in Elkhorn LLC.

“Net Working Capital” shall mean, with respect to the Company and its Subsidiaries, the consolidated current assets less the consolidated current liabilities, all determined in accordance with GAAP consistent with the accounting methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Company’s audited Financial Statements; provided, however, that notwithstanding the foregoing, Net Working Capital shall specifically exclude (i) Cash and Cash Equivalents, (ii) any Indebtedness (including any current portion thereof), (iii) the Company Transaction Expenses, (iv) any deferred Tax assets or deferred Tax liabilities of the Company, (v) any Tax liability of the Company or any Subsidiary attributable to the transactions contemplated by the Real Property Asset Purchase Agreement, and (vi) the Stockholder Notes. For the avoidance of doubt, for purposes of determining Net Working Capital, all items of loss, deduction or credit resulting from or attributable to all payments in respect of Options and Company Transaction Expenses as contemplated by this Agreement shall be allocated to the taxable period or portion thereof ending on or before the Closing Date.

“OFAC” shall have the meaning as set forth in Section 4.19(a).

“Option” shall have the meaning as set forth in Section 2.3(a).

“Option Consideration” shall have the meaning as set forth in Section 2.3(a).

“Optionholder” shall have the meaning as set forth in Section 2.3(a).

“Option Plan” shall have the meaning as set forth in Section 2.3(a).

“Option Shares” shall have the meaning as set forth in Section 2.3(a).

“Ordinary Course of Business” shall mean the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Patriot Act” shall have the meaning as set forth in Section 4.19(a).

“Payment Schedule” shall have the meaning as set forth in Section 3.1(b).

“Payor Contract” shall have the meaning as set forth in Section 4.16(e).

“Per Common Share Closing Date Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (i) the Closing Date Merger Consideration, plus the Aggregate Option Exercise Amount, plus the Aggregate Promissory Note Proceeds Amount, plus the Net Real Estate Proceeds, minus the Aggregate Preferred Preference Amount by (ii) the Fully Diluted Shares Outstanding.

“Per Common Share Escrow Consideration” shall mean an amount equal to the quotient obtained by dividing (i) the portion of the Escrow Fund that is from time to time distributable to the Common Equity Holders and Rollover Holders in accordance with the terms of the Escrow Agreement, by (ii) the Fully Diluted Shares Outstanding.

“Per Common Share Final Closing Adjustment Amount” shall mean, if the Final Closing Adjustment Amount is payable by Buyer to the Common Equity Holders and Rollover Holders pursuant to Section 2.5(b)(iv), an amount equal to the quotient obtained by dividing (i) the Final Closing Adjustment Amount by (ii) the Fully Diluted Shares Outstanding.

“Per Common Share Stockholders’ Representative Expense Amount” shall mean an amount equal to the quotient obtained by dividing (i) the portion of the Stockholders’ Representative Expense Amount that is from time to time distributable to the Common Equity Holders and Rollover Holders in accordance herewith (after giving effect to all expenditure or disbursements therefrom) by (ii) the Fully Diluted Shares Outstanding.

“Per Share Series A Preferred Merger Consideration” shall mean an amount equal to (i) $10.00, plus (ii) the Series A Preferred Dividend Payment Per Share.

“Per Share Series B Preferred Merger Consideration” shall mean an amount equal to (i) $10.00, plus (ii) the Series B Preferred Dividend Payment Per Share.

“Per Share Series C Preferred Merger Consideration” shall mean an amount equal to (i) $10.00, plus (ii) the Series C Preferred Dividend Payment Per Share.

“Permitted Encumbrance” shall mean each of (a) Encumbrances for or arising from current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business; (c) Encumbrances on any property acquired or held by the Company or its Subsidiaries in the Ordinary Course of Business, securing indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such property; (d) Encumbrances securing capital lease obligations; (e) easements, covenants, conditions and other restrictions, in each such case, of public record; (f) matters set forth in the Title Commitments issued by the Title Company in accordance with the Real Property Asset Purchase Agreement; (g) matters disclosed on the Surveys delivered pursuant to the Real Property Asset Purchase Agreement; and (h) other matters, encumbrances and defects approved by the Buyer in writing.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

“Personal Information” shall mean the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.

“Personal Property” shall have the meaning as set forth in Section 4.7(a).

“Personal Property Leases” shall have the meaning as set forth in Section 4.7(c).

“Physician” shall have the meaning as defined in the Stark Law.

“Pre-Closing Statement” shall have the meaning as set forth in Section 2.5(a).

“Pro Rata Portion” shall mean the quotient, expressed as a percentage, obtained by dividing (i) the aggregate number of Common Shares held by a Common Equity Holder or Rollover Holder who contributed Common Shares, each as of immediately prior to the Effective Time (assuming the exercise of all Options as of immediately prior to the Effective Time), by (ii) Fully Diluted Shares Outstanding.

“Real Estate Loan Agreement” shall have the meaning set forth in the Recitals.

“Real Estate Loan Documents” shall have the meaning set forth in the Recitals.

“Real Property” shall have the meaning ascribed thereto in the Real Property Asset Purchase Agreement.

“Real Property Asset Purchase Agreement” shall have the meaning as set forth in the Recitals.

“Real Property Master Lease Agreement” shall have the meaning as set forth in the Recitals.

“Real Property Master Sublease Agreement” shall have the meaning as set forth in the Recitals.

“Re-characterization Restrictions” shall have the meaning as set forth in Section 7.7(d).

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, advisors, brokers, finders, consultants or representatives of the Company, Buyer, MergerCo, the Stockholders’ Representative or any of their respective Subsidiaries, as the case may be.

“Review Period” shall have the meaning as set forth in Section 2.5(b)(i).

“Rollover Holder” shall have the meaning as set forth in Section 2.2.

“Rollover Shares” shall have the meaning as set forth in Section 2.2.

“Schedule Supplement” has the meaning set forth in Section 11.2.

“Schedules” shall have the meaning as set forth in Section 11.2.

“Series A Preference Amount” shall mean an amount equal to the product of (i) the Per Share Series A Preferred Merger Consideration, times (ii) the number of Series A Preferred Shares outstanding immediately prior to the Effective Time.

“Series A Preferred Dividend Payment Per Share” shall mean, with respect to a share of Series A Preferred Stock, the total accumulated amount of accrued and unpaid dividends from the date of original issuance of such share of Series A Preferred Stock until immediately prior to the Effective Time.

“Series B Preference Amount” shall mean an amount equal to the product of (i) the Per Share Series B Preferred Merger Consideration, times (ii) the number of Series B Preferred Shares outstanding immediately prior to the Effective Time.

“Series B Preferred Dividend Payment Per Share” shall mean, with respect to a share of Series B Preferred Stock, the total accumulated amount of accrued and unpaid dividends from the date of original issuance of such share of Series B Preferred Stock until immediately prior to the Effective Time.

“Series C Preference Amount” shall mean an amount equal to the product of (i) the Per Share Series C Preferred Merger Consideration, times (ii) the number of Series C Preferred Shares outstanding immediately prior to the Effective Time.

“Series C Preferred Dividend Payment Per Share” shall mean, with respect to a share of Series C Preferred Stock, the total accumulated amount of accrued and unpaid dividends from the date of original issuance of such share of Series C Preferred Stock until immediately prior to the Effective Time.

“Series A Preferred Share” shall mean a share of the Company’s Series A Preferred Stock.

“Series B Preferred Share” shall mean a share of the Company’s Series B Preferred Stock.

“Series C Preferred Share” shall mean a share of the Company’s Series C Preferred Stock.

“Series A Preferred Stock” shall mean the Company’s Series A Redeemable Preferred Stock, par value $.01 per share.

“Series B Preferred Stock” shall mean the Company’s Series B Redeemable Preferred Stock, par value $.01 per share.

“Series C Preferred Stock” shall mean the Company’s Series C Redeemable Preferred Stock, par value $.01 per share.

“Stark Law” shall mean the Ethics in Patient Referrals Act of 1989, as amended, 42 U.S.C. 1395nn.

“Stockholder” shall mean a holder of Preferred Stock and/or Common Stock, as applicable.

“Stockholder Note” shall mean each promissory note issued to the Company in connection with a Stockholder’s acquisition of Common Stock (whether pursuant to the exercise of Options or otherwise).

“Stockholders’ Representative” shall mean FFC Partners III, L.P., a Delaware limited partnership, and its successors and assigns.

“Stockholders’ Representative Expense Amount” shall have the meaning as set forth in Section 3.2(d).

“Stockholder Written Consent” shall mean the written consent of holders of Company Shares entitled to vote on this Agreement in an amount necessary, under applicable law and in accordance with the DGCL and the Certificate of Incorporation and Bylaws, as applicable, approving and adopting this Agreement, the Merger, the Real Property Asset Purchase Agreement, and the other transactions contemplated hereby and thereby, and approving the appointment of the Stockholders’ Representative.

“Subsidiaries’ Approvals” shall have the meaning as set forth in Section 7.1(b).

“Subsidiary” shall mean with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such entity.

“Surviving Corporation” shall have the meaning as set forth in Section 1.1.

“Surviving Corporation Bylaws” shall have the meaning as set forth in Section 1.3.

“Surviving Corporation Charter” shall have the meaning as set forth in Section 1.3.

“Target Net Working Capital” shall mean Twelve Million Eight Hundred Thousand and No/100 Dollars ($12,800,000.00).

“Tax Returns” shall mean any report, return, document or other filing (including any additional or supporting material and any amendments or supplements) required to be supplied to any Governmental Body with respect to Taxes.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, imposed by any taxing authority, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Termination Date” shall have the meaning as set forth in Section 9.1(c).

“Transaction Bonuses” shall mean all bonuses payable to senior management of the Company or other compensation expenses that become due and payable, in each case in connection with or as a result of the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement, the Real Property Asset Purchase Agreement, the Contribution Agreement, the Buyer Operating Agreement, the Acquisition Promissory Note, the Management Agreement, the Real Property Master Lease Agreement, the Real Property Master Sublease Agreement, the Real Estate Loan Documents, the Escrow Agreement, the Letters of Transmittal and each other agreement entered into or document delivered in connection with the transactions contemplated by any of the foregoing.

“Transfer Taxes” means any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby.

“Working Capital Adjustment Amount” shall mean that amount (expressed as a positive number) equal to the difference between (i) the Target Net Working Capital and (ii) the Estimated Net Working Capital.